The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 9, 2007.

Filed Pursuant to Rule 424(B)(3)
Registration No.: 333-115485

Preliminary Prospectus Supplement

(to Prospectus dated August 6, 2004)

UnumProvident Corporation

$

        % Senior Notes due 2009

This prospectus supplement relates to the remarketing and interest rate reset of $300,000,000 aggregate principal amount of 5.085% senior notes issued by UnumProvident Corporation in May 2004, which we refer to in this prospectus supplement as the “senior notes.” The senior notes were issued as a component of our 8.25% Adjustable Conversion-Rate Equity Security Units, which we refer to in this prospectus supplement as the “equity security units.” Each equity security unit currently consists of (i) a contract obligating the holder to purchase, for $25, shares of UnumProvident common stock on May 15, 2007, and (ii) a 1/40, or 2.5%, ownership interest in a senior note of UnumProvident, with a principal amount of $1,000.

The senior notes will mature on May 15, 2009. We will make a quarterly interest payment on the senior notes in arrears on February 15, 2007 and May 15, 2007 and, following the stock purchase date of May 15, 2007, we will make semi-annual interest payments in arrears on each of May 15 and November 15 until maturity on May 15, 2009. The interest rate on the senior notes will be reset at     % per annum, effective on and after February     , 2007. The senior notes are issuable in denominations of $1,000 and integral multiples of $1,000.

The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt. In addition, the senior notes are structurally subordinated to any indebtedness of our subsidiaries.

As of December 31, 2006, we had approximately $2,659.6 million of senior debt outstanding and the aggregate amount of indebtedness of our subsidiaries (excluding intercompany liabilities) was approximately $747.6 million. If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described in this prospectus supplement under “Description of the Remarketed Senior Notes—Special event redemption.”

In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed $150 million in aggregate principal amount. If our order is accepted, we will retire all the senior notes we purchase. We will not receive any proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.

Investing in the senior notes involves risks. We urge you to carefully read the “ Risk Factors” section beginning on page S-14 of this prospectus supplement before you make any decision to invest in the senior notes.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Price to the public (1)	%	$
Remarketing fee to remarketing agent (2)	%	$
(1)	Plus accrued interest from and including February , 2007, if settlement occurs after that date.
(2)	Based on a remarketing fee of 0.25% of the remarketing value. A portion of the remarketing fee will be rebated to UnumProvident Corporation upon the closing of this offering.

The senior notes are not, and are not expected to be, listed on any securities exchange or included in any automated quotation system.

The remarketing agent expects to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company on or about February     , 2007.

Remarketing Agent

JPMorgan

February     , 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus that follows, and the documents incorporated by reference in this and that document. The information contained in or incorporated by reference into this prospectus supplement supersedes any inconsistent information contained in the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and, except as stated above, in the accompanying prospectus. We and the remarketing agent have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the remarketing agent are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “UnumProvident,” the “Company,” “we,” “us,” and “our” or similar terms are to UnumProvident Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains selected information about us and this offering. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including, but not limited to, the information set forth under “Risk Factors” and our consolidated financial statements and the schedules and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information incorporated by reference into this prospectus supplement and the accompanying prospectus.

UnumProvident Corporation

We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout the U.S. and the U.K. Our principal operating subsidiaries in the U.S. are Unum Life Insurance Company of America, Provident Life and Accident Insurance Company, The Paul Revere Life Insurance Company, and Colonial Life & Accident Insurance Company, and, in the U.K., Unum Limited. We are the largest provider of group and individual income protection insurance products and a leading provider of life, accident, and long-term care products in the U.S. and the U.K. We also provide a complementary portfolio of other insurance products, including long-term care insurance, life insurance, employer- and employee-paid group benefits, and other related services.

Following several years of operational and financial restructuring and given the progress we have made both operationally and financially in recent years, we believe we have essentially become a new company, and as part of our branding initiative to signal this change, we announced our intention to change our name from UnumProvident Corporation to Unum Group. While this change is pending required approvals, we changed our operating segment names as a part of this branding initiative. We have three major business segments: Unum US, Unum UK, and Colonial, as well as the Individual Income Protection – Closed Block segment, Other segment, and Corporate segment. Unum US and Unum UK were previously referred to as U.S. Brokerage and Unum Limited. The names were changed in conjunction with our branding initiative. The Unum US segment includes insurance for loss of income due to either sickness or injury or the loss of two or more “activities of daily living.” Included within this segment are group income protection, comprised of long-term and short-term income protection insurance; group life, comprised of group life insurance, accidental death and dismemberment and special risk insurance; and the supplemental and voluntary insurance segment, comprised of individual income protection insurance, voluntary worksite benefits and group and individual long-term care insurance. The products in our Unum US segment are marketed through our field sales personnel who work in conjunction with independent brokers and consultants. For the sale of individual income protection and individual long-term products, we use a distribution model which provides independent brokers and consultants with the option of direct access to a sales support center centrally located in our corporate offices. The Unum UK segment is comprised mainly of insurance for group income protection, group life and individual income protection. The Colonial segment includes insurance for life, income protection, accident and sickness, cancer, and critical illness issued by Colonial Life & Accident Insurance Company and marketed primarily to employees through an agency sales force and brokers. The Individual Income Protection-Closed Block segment is generally comprised of individual income protection policies in force prior to our substantial changes in product offerings, pricing, distribution, and underwriting that generally occurred during the period of 1994 through 1998. A minimal amount of new business continued to be sold in this segment subsequent to these changes, but we ceased selling new policies in this segment at the beginning of 2004, other than update features contractually allowable on existing policies. The Other segment includes Unum US insured products not actively marketed (with the exception of certain individual income protection products), including individual life and corporate-owned life insurance, reinsurance pools and management operations, group pension, health insurance and individual annuities. The Corporate segment includes investment income on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain corporate income and expense not allocated to a line of business. The results of GENEX Services, Inc. (GENEX), which were previously included in the Other segment, are now reported as discontinued operations. See “—Sale of Genex Services, Inc.” below for more information.

Ratings

Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc., Fitch, Inc. and A.M. Best Company are among the third parties that provide assessments of our overall financial position. Ratings from these agencies for financial strength are available for certain of our U.S. insurance subsidiaries. Financial strength ratings are based primarily on statutory financial information for these individual insurance companies. These debt ratings are based primarily on consolidated financial information prepared using generally accepted accounting principles. Both financial strength ratings and debt ratings incorporate qualitative analyses by rating agencies on an ongoing basis.

The table below reflects, as of the date of this prospectus supplement, the senior debt ratings for us and the financial strength ratings for our U.S. insurance company subsidiaries.

	A.M. Best	Fitch	Moody’s	S&P
Senior Debt	bbb-	BBB-	Ba1	BB+
	(Good)	(Good)	(Speculative)	(Speculative)

U.S. Insurance Subsidiaries
Provident Life & Accident	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Provident Life & Casualty	A-(Excellent)	Not Rated	Not Rated	Not Rated
Unum Life of America	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
First Unum Life	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Colonial Life & Accident	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Paul Revere Life	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)
Paul Revere Variable	A-(Excellent)	A-(Strong)	Baa1	BBB+(Good)
(Adequate)

These ratings are not recommendations to buy, sell, or hold our securities or those of our subsidiaries. Each rating is subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

See “Ratings” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for further discussion of our ratings from these agencies.

Recent Developments

On January 29, 2007, the Company reported its results for the fourth quarter of 2006. Net income was $276.1 million ($0.80 per diluted common share) for the fourth quarter of 2006, compared to net income of $137.5 million ($0.43 per diluted common share) for the fourth quarter of 2005.

Included in the results for the fourth quarter of 2006 is income of $93.9 million after tax ($0.27 per diluted common share) resulting from debt extinguishment costs of $1.9 million after tax, income of $3.9 million after tax attributable to the receipt of interest and tax refunds on prior year tax items in excess of what was previously provided, and an income tax benefit of approximately $91.9 million primarily as the result of group relief benefits obtained from the use of net operating losses in a foreign jurisdiction in which the Company’s businesses operate. Net income also includes net realized after tax investment gains of $0.5 million in the fourth quarter of 2006 and $1.5 million in the fourth quarter of 2005. Additionally, the Company has entered into an agreement to sell GENEX. GENEX is therefore accounted for as an asset held for sale at December 31, 2006 and reported as a discontinued operation.

Adjusting for these items, income from continuing operations on an after tax basis (excluding the net realized investment gains, special tax items, and debt extinguishment costs) was $179.8 million ($0.52 per diluted common share) in the fourth quarter of 2006, compared to $133.3 million ($0.42 per diluted common share) in the fourth quarter of 2005.

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US reported operating income of $135.9 million in the fourth quarter of 2006, compared to income of $103.9 million in the fourth quarter of 2005. Premium income declined very slightly to $1,302.0 million in the fourth quarter of 2006 from $1,309.0 million in the fourth quarter of 2005.

Within this segment, group income protection reported operating income of $35.1 million in the fourth quarter of 2006 compared to $13.6 million in the fourth quarter of 2005. The benefit ratio was 94.0 percent in the fourth quarter of 2006 compared to 93.9 percent in the fourth quarter of 2005 and 94.5 percent in the third quarter of 2006, excluding claim reassessment charges. The Company experienced continued improvements in its claims management while submitted new claim incidence remained generally stable. Premium income in group income protection declined 0.7 percent to $625.1 million in the fourth quarter of 2006, compared to $629.7 million in the fourth quarter of 2005, due to a more disciplined approach to pricing, renewals, and risk selection. Net investment income was $168.4 million in the fourth quarter of 2006 compared to $152.3 million in the same period last year, reflecting a higher level of bond call prepayment fees in the current quarter. Sales of fully insured group long-term income protection products in the fourth quarter of 2006 increased 30.8 percent to $89.1 million, compared to $68.1 million in the year ago quarter. Sales of fully insured group short-term income protection products in the fourth quarter of 2006 increased 2.8 percent to $33.5 million, compared to $32.6 million in the year ago quarter. Premium persistency in the group long-term income protection line of business improved to 87.8 percent for full year 2006 compared to 84.8 percent for full year 2005. Premium persistency in the group short-term income protection line of business improved to 85.6 percent for full year 2006 compared to 79.6 percent for full year 2005.

Group life and accidental death and dismemberment reported a 6.4 percent increase in operating income to $46.3 million in the fourth quarter of 2006, compared to $43.5 million in the fourth quarter of 2005. Premium income declined 4.7 percent to $348.8 million in the fourth quarter of 2006, compared to $366.1 million in the fourth quarter of 2005, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the fourth quarter of 2006 declined 13.7 percent to $55.4 million, compared to $64.2 million in the year ago quarter. Premium persistency in the group life line of business improved to 81.2 percent for the full year 2006, compared to 78.3 percent for the full year 2005.

Unum US supplemental and voluntary lines of business reported a 16.5 percent increase in operating income to $54.5 million in the fourth quarter of 2006, compared to $46.8 million in the fourth quarter of 2005. The improvement in earnings was driven by improved results in all three lines of business—individual income protection – recently issued, voluntary workplace benefits, and long-term care. Premium income increased 4.8 percent to $328.1 million in the fourth quarter of 2006, compared to $313.2 million in the fourth quarter of 2005. New annualized sales in the voluntary workplace benefits line of business declined 7.3 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005, while sales in the individual income protection—recently issued line increased 8.6 percent and long-term care increased 46.3 percent compared with the year ago quarter.

Unum UK reported operating income of $81.8 million in the fourth quarter of 2006, a 65.9 percent increase compared to $49.3 million in the fourth quarter of 2005. Operating income benefited from a decline in the benefit ratio to 60.2 percent in the fourth quarter of 2006 compared to 65.5 percent in the fourth quarter of 2005, resulting from lower claim incidence in the group life line of business and continued favorable risk management results in the group income protection line. Operating income also benefited from higher net investment income and a favorable year over year foreign currency exchange rate. The amortization of deferred acquisition costs in the fourth quarter of 2006 was higher than the year ago quarter reflecting the acceleration of amortization due to the run-off of a small in-force block of individual business. Premium income increased 16.5 percent to $231.0 million in the fourth quarter of 2006, compared to $198.2 million in the fourth quarter of 2005. Sales increased 76.7 percent to $44.0 million in the fourth quarter of 2006, compared to $24.9 million in the fourth quarter of 2005. In local currency, sales in the quarter increased 58.7 percent.

Colonial reported a 30.5 percent increase in operating income to $50.5 million in the fourth quarter of 2006, compared to $38.7 million in the fourth quarter of 2005. Results in the fourth quarter of 2006 benefited from a lower benefit ratio due to continued favorable risk experience in the income protection and life lines of business. Results in the year ago quarter were negatively impacted by litigation costs of $6.8 million. Premium income increased 8.3 percent to $217.2 million in the fourth quarter of 2006, compared to $200.5 million in the fourth quarter of 2005, reflecting current and prior period sales growth and stable persistency. Sales increased 4.7 percent to $101.9 million in the fourth quarter of 2006 from $97.3 million in the fourth quarter of 2005, and for full year 2006 increased 10.0 percent to $315.1 million from $286.4 million for full year 2005. Through year-end 2006, new agent contracts increased 20.3 percent to 2,490 and new accounts increased 10.8 percent to 6,990. Average weekly producers for the year 2006 declined slightly to 1,857 compared to 1,863 in 2005, while average weekly premium per agent increased 10.3 percent to $3,263.

The Individual Income Protection—Closed Block segment reported operating income of $28.7 million in the fourth quarter of 2006, compared to $33.7 million in the fourth quarter of 2005. Net investment income for the fourth quarter of 2006 was $205.5 million compared to $207.5 million in the fourth quarter of 2005. The interest adjusted loss ratio increased to 93.8 percent in the fourth quarter of 2006 compared to 89.0 percent in the fourth quarter of 2005.

The Other segment reported operating income of $6.4 million in the fourth quarter of 2006, compared to $4.7 million in the fourth quarter of 2005, reflecting the continued wind down of product lines that are no longer actively marketed. These results exclude the results of GENEX for all periods reported.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $38.4 million in the fourth quarter of 2006, compared to a loss of $43.0 million in the fourth quarter of 2005. Interest expense in the fourth quarter of 2006 was $45.8 million compared to $52.5 million in the fourth quarter of 2005. The segment results also include debt extinguishment costs of $2.7 million before tax.

Sale of GENEX Services, Inc.

On January 24, 2007, the Company announced that it had entered into a definitive agreement for the sale of its wholly-owned subsidiary, GENEX, to Trident IV, L.P., a fund managed by Stone Point Capital LLC. The sale reflects the Company’s strategy to focus on its core business areas and deploy its capital to the growth of these business lines. The sale is looked upon as a favorable event for both entities as it will allow GENEX to create its own growth strategy to further build its workers’ compensation business. The sale is expected to close in the first half of 2007.

Non-GAAP Reconciliation

We analyze our performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. We believe operating income or loss, excluding realized investment gains and losses, which are recurring, and excluding certain other items specified in the non-GAAP reconciliation, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding our underlying business. The exclusion of certain other items specified in the non-GAAP reconciliation also enhances the understanding and comparability of our performance and the underlying fundamentals in our operations, but this exclusion is not an indication that similar items may not recur. For reconciliation to the most directly comparable GAAP measures, refer to the table below.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005

	(in millions)	Per Share*	(in millions)	Per Share*
Net Income	$276.1	$0.80	$137.5	$0.43

Net Realized Investment Gain	0.7	—	2.4	—
Income Tax Expense on Net Realized Investment Gain	0.2	—	0.9	—
Income from Discontinued Operations, Net of Tax	1.9	0.01	2.7	0.01

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain	273.7	0.79	133.3	0.42
Special Tax Items and Debt Extinguishment Costs	93.9	0.27	—	—

After-tax Operating Income from Continuing Operations Excluding Net Realized Investment Gain, Special Tax Items, and Debt Extinguishment Costs	$179.8	$0.52	$133.3	$0.42

	Three Months Ended September 30, 2006

	(in millions)	Benefit Ratio**

Unum US Group Income Protection
Premium Income	$615.7
Benefits and Change in Reserves for Future Benefits	858.4	139.4%
Regulatory Reassessment Charge	276.4

Benefits and Change in Reserves for Future Benefits, Excluding Regulatory Reassessment Charge	582.0	94.5%

*	Assuming Dilution
**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income

Selected Earnings Data

UnumProvident Corporation

and Subsidiaries

	Three Months Ended December 31,		Year Ended December 31,

($ in millions, except share data)	2006 (unaudited)	2005	2006 (unaudited)	2005
Segment Operating Revenue	$2,695.4	$2,617.8	$10,533.1	$10,266.0
Net Realized Investment Gain (Loss)	0.7	2.4	2.2	(6.7)

Total Revenue	$2,696.1	$2,620.2	$10,535.3	$10,259.3

Operating Income by Segment	$264.9	$187.3	$463.2	$700.6
Net Realized Investment Gain (Loss)	0.7	2.4	2.2	(6.7)
Income Tax (Benefit)	(8.6)	54.9	61.8	189.9

Income from Continuing Operations	274.2	134.8	403.6	504.0

Income from Discontinued Operations	1.9	2.7	7.4	9.6

Net Income	$276.1	$137.5	$411.0	$513.6

PER SHARE INFORMATION
Assuming Dilution:
Income from Continuing Operations	$0.79	$0.42	$1.21	$1.61
Income from Discontinued Operations	0.01	0.01	0.02	0.03

Net Income	$0.80	$0.43	$1.23	$1.64

Basic:
Income from Continuing Operations	$0.80	$0.45	$1.25	$1.71
Income from Discontinued Operations	0.01	0.01	0.02	0.03

Net Income	$0.81	$0.46	$1.27	$1.74

Weighted Average Common Shares – Basic (000s)	340,812.6	296,086.4	324,654.9	295,776.4
Weighted Average Common Shares –Assuming Dilution (000s)	345,527.8	318,681.4	334,361.7	312,512.6

	For the Year Ended December 31, 2006
Ratio of Earnings to Fixed Charges*	3.1

*	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income from continuing operations before income taxes and cumulative effect of accounting principle change plus fixed charges. Fixed charges consist of interest and debt expense, interest credited to policyholders, amortization of deferred debt costs, and the estimated interest portion of rent expense.

The Remarketing

Issuer	UnumProvident Corporation

Senior notes

$              million aggregate principal amount of senior notes due May 15, 2009, remarketed on behalf of holders of equity security units for which the senior notes serve as collateral and any holders of senior notes held separately from the equity security units who elect to participate in the remarketing.

Maturity date	The senior notes will mature on May 15, 2009.

Interest	The senior notes will bear interest at the reset rate of % (to be determined on February 12, 2007). Interest on the senior notes will accrue at the reset rate from and including February , 2007.

Interest payment dates

February 15, 2007 and May 15, 2007 and, after the stock purchase date of May 15, 2007, semi-annually on May 15 and November 15 of each year. The first interest payment on the remarketed senior notes at the reset rate will be made on May 15, 2007.

Special event redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described under “Description of the Remarketed Senior Notes—Special event redemption” in this prospectus supplement.

Covenants

The indenture governing the senior notes does not generally contain financial or operating covenants or restrictions, such as limitations on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to afford protection to holders of the senior notes in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect those holders.

Listing	The senior notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Governing law	The senior notes and the indenture are governed by the laws of the State of New York.

Trustee, registrar and paying agent	The Bank of New York

Risk factors

An investment in the senior notes involves risk. You should carefully consider the information set forth under “Risk Factors” beginning on page S-14 of this prospectus supplement and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the senior notes.

Use of proceeds

We will not receive any of the proceeds from this remarketing. A portion of the remarketing fee will be rebated to us upon the closing of this offering. See “Plan of Distribution.” Proceeds from the remarketing attributable to the senior notes that are part of the normal equity security units that participated in the remarketing will be used as follows:

•	to purchase a treasury portfolio that will then be pledged to us, on behalf of the holders of normal equity security units, as security against the purchase contract obligations of such holders;

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the normal equity security units that participated in the remarketing; and

•	any remaining proceeds will be remitted to the holders of the normal equity security units participating in the remarketing, on a pro rata basis.

Proceeds from the remarketing attributable to the separate notes, if any, that participated in the remarketing will be used as follows:

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the separate notes that participated in the remarketing; and

•	to pay the holders of separate notes that participated in the remarketing a portion of the proceeds attributable to the separate notes.

The “treasury portfolio” is a portfolio of U.S. Treasury securities that will pay, on or prior to May 15, 2007, an amount of cash equal to:

•

the interest payment scheduled to be payable on that date on the senior notes, assuming for that purpose, even if not true, that the interest rate on the senior notes is the current rate of 5.085% per annum, prior to any interest rate reset; and

•	the stated principal amount of $1,000 for each remarketed senior note.

Our Participation in the Remarketing

In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed $150 million in aggregate principal amount of the senior notes available to be remarketed, although we make no commitment to do so. If our order is accepted, we will retire all the senior notes we purchase in the remarketing. For a more complete discussion of the senior notes, see “Description of the Remarketed Senior Notes.”

Summary Selected Consolidated Financial Information

The following is our selected consolidated financial information. The financial position and statement of operations data as of and for each of the years ended December 31, 2001 through December 31, 2005 are taken from our audited consolidated financial statements as of the end of and for each such year and our financial position and statement of operations data as of September 30, 2006 and 2005 and for the nine months ended September 30, 2006 and September 30, 2005 are taken from our unaudited consolidated financial statements, as revised to reflect discontinued operations resulting from our signing of a definitive agreement for the sale of our wholly-owned subsidiary, GENEX. You should read this selected consolidated financial information in conjunction with our consolidated financial statements and notes that are contained in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006 which are incorporated by reference into this prospectus supplement.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
(in millions of dollars)	2006	2005	2005	2004	2003	2002	2001
Statement of Operations Data
Revenue
Premium Income	$5,926.2	$5,827.2	$7,815.6	$7,839.6	$7,615.7	$7,151.1	$6,797.2
Net Investment Income	1,719.2	1,623.4	2,188.3	2,158.7	2,158.4	2,028.9	1,951.1
Net Realized Investment Gain (Loss)	1.5	(9.1)	(6.7)	29.2	(173.8)	(309.1)	(100.0)
Other Income	192.3	197.6	262.1	260.3	218.3	213.4	203.6

Total	7,839.2	7,639.1	10,259.3	10,287.8	9,818.6	9,084.3	8,851.9

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits (1)	5,764.3	5,280.6	7,083.2	7,248.4	7,868.1	6,324.8	5,983.9
Commissions	613.5	609.4	804.7	842.3	844.1	820.2	744.1
Interest and Debt Expense and Cost Related to Early Retirement of Debt	169.1	155.5	208.0	207.1	187.2	162.4	169.6
Other Expenses (2)	1,092.5	1,089.4	1,469.5	2,265.7	1,371.6	1,202.6	1,214.2

Total	7,639.4	7,134.9	9,565.4	10,563.5	10,271.0	8,510.0	8,111.8

Income (Loss) from Continuing Operations Before Income Tax and Cumulative Effect of Accounting Principle Change	199.8	504.2	693.9	(275.7)	(452.4)	574.3	740.1
Income Tax (Benefit)	70.4	134.9	189.9	(74.3)	(177.9)	188.2	211.1

Income (Loss) from Continuing Operations Before Cumulative Effect of Accounting Principle Change	129.4	369.3	504.0	(201.4)	(274.5)	386.1	529.0
Income (Loss) from Discontinued Operations (3)	5.5	6.8	9.6	(51.6)	(151.8)	22.2	12.2
Cumulative Effect of Accounting Principle Change, Net of Income Tax (4)	—	—	—	—	39.9	(7.1)	—

Net Income (Loss)	$134.9	$376.1	$513.6	$(253.0)	$(386.4)	$401.2	$541.2

Balance Sheet Data
Assets	$52,171.5	$51,146.9	$51,866.8	$50,832.3	$49,718.3	$45,259.5	$42,442.7
Long-term Debt (5)	$2,561.6	$2,862.0	$3,261.6	$2,862.0	$2,789.0	$1,914.0	$2,004.2
Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debt Securities of the Company (5)	—	—	—	—	—	$300.0	$300.0
Accumulated Other Comprehensive Income	$743.5	$1,167.0	$1,163.5	$1,481.1	$1,171.2	$777.4	$111.3
Other Stockholders’ Equity	6,850.9	6,070.7	6,200.4	5,743.0	6,099.8	6,065.8	5,828.6

Total Stockholders’ Equity	$7,594.4	$7,237.7	$7,363.9	$7,224.1	$7,271.0	$6,843.2	$5,939.9

(1)	Included are regulatory claim reassessment charges of $396.4 million for the nine months ended September 30, 2006, $52.7 million for the nine months ended September 30, 2005 and full year 2005, and $84.5 million in 2004; reserve strengthening of $110.6 million in 2004 related to the restructuring of the individual income protection – closed block; and reserve strengthening of $894.0 million in 2003 for Unum US group income protection.
(2)	Includes the net increase in deferred policy acquisition costs, amortization of value of business acquired and goodwill, compensation expense, and other operating expenses. Included in these expenses are regulatory claim reassessment charges and broker compensation settlement expenses of $33.5 million for the nine months ended September 30, 2006, $22.3 million for the nine months ended September 30, 2005 and full year 2005, and $42.5 million in 2004; and in 2004, charges related to the impairment of the individual income protection – closed block deferred policy acquisition costs, value of business acquired, and goodwill balances of $282.2 million, $367.1 million, and $207.1 million, respectively.
(3)	Amounts reported for 2004 and 2003 include after-tax losses of $71.3 million and $196.9 million, respectively, from the Canadian branch sale and write-downs.
(4)	We adopted the provisions of Statement of Financial Accounting Standards No. 133 Implementation Issue B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposure That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor Under Those Instruments, in 2003 and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.
(5)	In 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. We adopted the provisions of FIN 46 in 2003 and subsequently adopted FIN 46(R) (revised December 2003) effective March 15, 2004, resulting in the elimination of the company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debt securities of the Company and an increase of $300.0 million in long-term debt.

RISK FACTORS

Investing in the senior notes involves risks. In considering whether you should invest in the senior notes, you should consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below, which supersede the risk factors described in the accompanying prospectus and described in the documents incorporated by reference prior to the date of this prospectus supplement.

Risks related to the senior notes

If an active trading market does not develop for the senior notes, you may not be able to resell your senior notes.

There is currently no public market for the senior notes held separately from the equity security units and we do not expect to list the senior notes on any national securities exchange or include them on any automated quotation system. The liquidity of any market for the senior notes will depend upon various factors, including:

•	the number of holders of the senior notes;
•	the interest of securities dealers in making a market for the senior notes;
•	the overall market for non-investment grade securities;
•	our financial performance and prospects; and
•	the prospects for companies in our industry generally.

In addition, the liquidity of the trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities generally. As a result, an active trading market may not develop for the senior notes. If no active trading market develops, you may not be able to resell your senior notes at a price that reflects accrued and unpaid interest, if at all.

We could incur significant additional indebtedness in the future, which could impair our ability to make payments under the senior notes.

The senior notes and the indenture governing the senior notes generally do not contain restrictive covenants, such as a limitation on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. Thus, we may incur substantial additional indebtedness in the future, which could affect our ability to make payments under the senior notes.

Holders of senior notes have only limited rights of acceleration.

Holders of senior notes may accelerate payment of the principal and accrued and unpaid interest on the senior notes only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

We may redeem the senior notes upon the occurrence of a special event.

We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a special event occurs and continues under the circumstances described in this prospectus supplement. See “Description of the Remarketed Senior Notes—Special event redemption.” If we exercise this option, the senior notes will be redeemed at the redemption price described later in this prospectus supplement. If the senior notes are redeemed, we will pay the redemption price in cash to the holders of ownership interests in the senior notes. A special event redemption will be a taxable event to the holders of the senior notes.

Because we are a holding company with no operations of our own, our obligations under the senior notes are effectively subordinated to the obligations of our subsidiaries.

We are a holding company with no operations of our own. Our ability to pay our obligations under the senior notes is dependent upon our ability to obtain cash dividends or other cash payments or loans from our subsidiaries, including our U.S. insurance subsidiaries, intermediate holding company subsidiaries and Unum Limited. Our insurance company subsidiaries are subject to regulatory limitations on the payment of dividends and on other transfers of funds to us, which could impair our ability to meet our debt obligations under the senior notes.

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes will be effectively subordinated to the obligations of our subsidiaries.

See “Liquidity and Capital Resources” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for a discussion of the existing regulatory limitations on dividends.

Uncertainties with respect to the proper application of the contingent payment debt regulations may affect the timing and character of income, gain or loss realized by holders of the senior notes.

Because of the manner in which the interest rate on the senior notes is reset, we believe the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for U.S. federal income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for U.S. federal income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. A portion of the gain recognized on your disposition of a senior note will generally be treated as ordinary interest income.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

If you hold the senior notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive senior notes are issued in exchange for book-entry interests in the senior notes, owners of the book-entry interests will not be considered owners or holders of senior notes. Instead, the common depository, or its nominee, will be the sole holder of the senior notes.

Payments of principal and interest and any other amounts owing on or in respect of the senior notes in global form will be made to The Bank of New York, as paying agent, which will make payments to The Depository Trust Company (DTC). Thereafter, these payments will be credited to DTC participants’ accounts (including Euroclear and Clearstream, Luxembourg) that hold book-entry interests in the senior notes in global form and credited by such participants to indirect participants. After payment to DTC or the common depository, none of us, any of our affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC, Euroclear and/or Clearstream, Luxembourg or to owners of book-entry interests.

Unlike holders of the senior notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the senior notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream, Luxembourg or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your senior notes because the trustee will be sending distributions on the senior notes to DTC and Euroclear and Clearstream, Luxembourg instead of directly to you;
•	make it difficult for you to pledge your senior notes if physical certificates are required by the party demanding the pledge; and
•	hinder your ability to resell your senior notes because some investors may be unwilling to buy securities that are not in physical form.

Risks related to our business

The extensive supervision and regulation of our products may affect our ability to offer our products

Our U.S. insurance subsidiaries are subject to extensive supervision and regulation. The regulations may affect the cost or demand for our products and may hinder us from taking desired actions to increase our profitability. Our insurance company subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations, or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance companies and insurance holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and could result in fines and other sanctions, which could have a material adverse effect on our business.

Congress, as well as foreign, state, and local governments, could enact legislation related to changes in tax laws that could increase our tax costs or affect the desirability of our products by consumers.

The Employee Retirement Income Security Act (ERISA) was passed by Congress in 1974. One of the purposes of ERISA was to reserve for federal authority the sole power to regulate the field of employee benefits. ERISA eliminated the threat of conflicting or inconsistent state and local regulation of employee benefit plans. In doing so, ERISA pre-empted all state laws except those that specifically regulated the business of insurance. ERISA also provides an exclusive remedial scheme for any action brought by ERISA plan participants and beneficiaries. ERISA has allowed plan administrators and plan fiduciaries to efficiently manage employee benefit plans in the U.S. Most group long-term and short-term income protection plans administered by the Company are governed by ERISA. Changes to ERISA enacted by Congress or via judicial interpretations could adversely affect the risk of managing employee benefit plans, increase the premiums associated with such plans, and ultimately affect their affordability.

Unum Limited is subject to regulation by the Financial Services Authority (FSA) in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict Unum Limited from doing business in the event that it fails to comply with such laws and regulations.

Many regulatory and governmental bodies have the authority to review our products and business practices and those of our agents and employees. These regulatory or governmental bodies may bring regulatory or other legal actions against us, if, in their view, our practices are improper. These actions can result in substantial fines or restrictions on our business activities and could have a material adverse effect on our business or results of operations.

During 2002 and 2003, we experienced increased market conduct examinations focused specifically on our disability claims handling policies and practices. These examinations by state insurance departments have generally involved a review of complaints from policyholders or insureds on a range of subjects and a review of disability claim files and associated materials from group long-term and individual income protection product lines. Because of the number of market conduct examinations initiated during 2002 and 2003, a coordinated multistate market conduct examination of our disability claims handling practices was organized during 2003 by

Maine, Massachusetts, and Tennessee, the states of domicile for several of our insurance subsidiaries. In November 2004, certain of our insurance subsidiaries entered into settlement agreements with state insurance regulators upon conclusion of a multistate market conduct examination led by Maine, Massachusetts, and Tennessee relating to disability claims handling practices. A total of 48 states and the District of Columbia were parties to the settlement agreements. In addition, the U.S. Department of Labor, which had been conducting an inquiry relating to certain ERISA plans, was a party to the settlement agreements, and the Office of the New York Attorney General (NYAG), which had engaged in its own investigation of the Company’s claims handling practices, notified the Company that it was in support of the settlement and was, therefore, closing its investigation on this issue. In October 2005, certain of our insurance subsidiaries entered into a settlement agreement with the California Department of Insurance (DOI), concluding a market conduct examination and investigation of the subsidiaries’ disability claims handling practices. The California DOI had chosen not to join the 2004 multistate settlement agreements.

The 2004 multistate regulatory settlement agreements and the 2005 California DOI settlement agreement resulted in changes in our claim handling practices and a process for reassessing certain claims to determine whether the earlier claim decision was properly decided. Failure to meet the requirements of these settlement agreements could result in a substantial fine. These and other regulatory examinations or investigations could result in, among other things, changes in business practices, including changes in broker compensation and related disclosure practices, changes in the use and oversight of finite reinsurance, changes in governance and other oversight procedures, fines, and other administrative action. Such results, singly or in combination, could injure our reputation, cause negative publicity, adversely affect our debt and financial strength ratings, place us at a competitive disadvantage in marketing or administering our products, or impair our ability to sell or retain insurance policies, thereby adversely affecting our business, and potentially materially adversely affecting the results of operations in a period, depending on our results of operations for the particular period. Determination by regulatory authorities that we or our insurance subsidiaries have engaged in improper conduct could also adversely affect our defense of various lawsuits.

We may be required to adjust our reserves to fund future liabilities, which would adversely affect earnings.

Reserves, whether calculated under GAAP or statutory accounting principles, do not represent an exact calculation of future benefit liabilities but are instead estimates made by us using actuarial and statistical procedures. There can be no assurance that any such reserves will be sufficient to fund our future liabilities in all circumstances. Future loss development could require our reserves to be increased, which would adversely affect earnings in current and future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

Our financial strength ratings could be downgraded by the ratings agencies which could adversely affect our relationships with the distributors of our products and services and our ability to raise capital.

We compete based in part on the financial strength ratings provided by rating agencies. The downgrade of our financial strength ratings could adversely affect us by, among other things, adversely affecting relationships with distributors of our products and services and retention of our sales force, negatively impacting persistency and new sales, and generally adversely affecting our ability to compete. Changes in our debt ratings could have an effect on our ability to raise capital and on our cost of capital.

We are the subject of a number of lawsuits that may result in a negative outcome toward us and could materially adversely affect our results of operations.

Our directors and officers and our subsidiaries’ directors and officers have been sued in over 20 purported class action and stockholder derivative lawsuits. These lawsuits are in a very preliminary stage, the outcome is uncertain, and we are unable to estimate a range of reasonably possible losses. Reserves have not been established for these matters. An adverse outcome in one or more of these actions could, depending on the nature, scope, and amount of the ruling, materially adversely affect our results of operations, encourage other litigation, and limit our ability to write new business, particularly if the adverse outcomes negatively impact certain of our ratings.

In addition to the claim related litigation described above, we and our insurance subsidiaries, as part of our normal operations in managing disability claims, are engaged in claim litigation where disputes arise as a result of a denial or termination of benefits. Typically those lawsuits are filed on behalf of a single claimant or policyholder, and in some of these individual actions punitive damages are sought, such as claims alleging bad faith in the handling of insurance claims. For our general claim litigation, we maintain reserves based on experience to satisfy judgments and settlements in the normal course. We expect that the ultimate liability, if any, with respect to general claim litigation, after consideration of the reserves maintained, will not be material to our consolidated financial position. Nevertheless, given the inherent unpredictability of litigation, it is possible that an adverse outcome in certain claim litigation involving punitive damages could, from time to time, have a material adverse effect on our results of operations in a period, depending on our results of operations for the particular period. We are unable to estimate a range of reasonably possible punitive losses.

In certain circumstances, deferred policy acquisition costs and the value of business acquired may not be recovered and goodwill may be impaired.

We defer certain costs incurred in acquiring new business and expense these costs over the life of the related policies. These costs include certain commissions, other agency compensation, selection and policy issue expenses, and field expenses. Value of business acquired (VOBA) represents the present value of future profits recorded in connection with the acquisition of a block of insurance policies. Deferred policy acquisition costs and VOBA are amortized based primarily upon expected future premium income of the related insurance policies. Recoverability testing for deferred policy acquisition costs and VOBA is performed when, in our judgment, adverse deviations from original assumptions have occurred and may be likely to continue such that recoverability of deferred policy acquisition costs and/or VOBA on a line of business is questionable. Insurance contracts are grouped on a basis consistent with our manner of acquiring, servicing, and measuring profitability of the contracts. If recoverability testing indicates that either deferred policy acquisition costs and/or VOBA are not recoverable, the deficiency is charged to expense.

Goodwill is not amortized, but we review on an annual basis the carrying amount of goodwill for indications of impairment, with consideration given to financial performance and other relevant factors. In accordance with accounting guidance, we test for impairment at either the operating segment level or one level below. In addition, certain events including, but not limited to, a significant adverse change in legal factors or the business environment, an adverse action by a regulator or rating agency, or unanticipated competition would cause us to review goodwill for impairment more frequently than annually.

Our profitability may be affected by rate competition, frequency and severity of claims, lapse rates, government regulation, interest rates and other general business considerations.

All of our businesses are highly regulated and competitive. Our profitability is affected by a number of factors, including rate competition, frequency and severity of claims, lapse rates, government regulation, interest rates, and general business considerations. There are many insurance companies which actively compete with us in our lines of business, some of which are larger and have greater financial resources, and there is no assurance that we will be able to compete effectively against such companies in the future.

A failure to maintain adequate levels of surplus capital may result in increased regulatory scrutiny or a downgrade by the private rating agencies.

The capacity for an insurance company’s growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by state insurance regulations, is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities, or a downgrade by the private rating agencies.

We expect that the individual RBC ratios for our U.S. insurance subsidiaries at December 31, 2006, will be above the range that would require state regulatory action. If the NAIC adopts revisions to the RBC formula, our insurance subsidiaries may require additional capital. The additional capital required may not be available on favorable terms, if at all. In addition, insurance companies in the U.K. are subject to regulation, including capital adequacy requirements and minimum solvency margins, by the FSA. Need for additional capital could limit a subsidiary’s ability to distribute funds to us and adversely affect our ability to pay dividends on our common stock and meet our debt and other payment obligations.

Income protection insurance demands may by affected by social and economic factors.

Income protection insurance may be affected by a number of social, economic, governmental, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the demand for and underwriting results from income protection products. The climate and the nature of competition in income protection insurance have also been markedly affected by the growth of social security, workers’ compensation, and other governmental programs in the workplace.

Both economic and societal factors can affect claim incidence for income protection insurance. The relationship between these factors and overall incidence is very complex and will vary due to contract design features and the degree of expertise within the insuring organization to price, underwrite, and adjudicate the claims. Within the group income protection market, pricing and renewal actions can be taken to react to higher claim rates. However, these actions take time to implement, and there is a risk that the market will not sustain increased prices. In addition, changes in economic and external conditions may not manifest themselves in claims experience for an extended period of time.

The pricing actions available in the individual income protection market differ between product classes. The nature of that portion of our outstanding insurance business that consists of individual noncancelable income protection policies, whereby the policy is guaranteed to be renewable through the life of the policy at a fixed premium, does not permit us to adjust premiums on our in-force business due to changes resulting from such factors. Guaranteed renewable contracts that are noncancelable can be re-priced to reflect external factors, but rate changes cannot be implemented as quickly as in the group income protection market.

Income protection insurance products are important products for us. To the extent that income protection products are adversely affected in the future as to sales or claims, our business or results of operations could be materially adversely affected.

Long-term care insurance is a relatively new product and we may have difficulty analyzing trends and assumptions relating to those products.

Long-term care insurance can be affected by a number of demographic, medical, economic, governmental, competitive, and other factors. Because long-term care insurance is a relatively new insurance product, the degree of expertise within the insuring organization to properly price the products and use appropriate assumptions when establishing reserves potentially has greater risk than that of other product offerings for which greater experience exists regarding trends and appropriate assumptions. Mortality is a critical factor influencing the length of time a claimant receives long-term care benefits. Mortality continues to improve for the general population, and life expectancy trends have extended. Changes in actual mortality trends relative to assumptions may adversely affect our profitability. Long-term care insurance is guaranteed renewable and can be re-priced to reflect external factors.

Our group life insurance may be adversely affected by the characteristics of the employees insured or through unexpected catastrophic events such as natural disasters or terrorist attacks.

Group life insurance may be affected by many factors, including the characteristics of the employees insured, the amount of insurance employees may elect voluntarily, our risk selection process, our ability to retain employer groups with lower claim incidence rates, the geographical concentration of employees, and mortality rates. Claim incidence may also be influenced by unexpected catastrophic events such as terrorist attacks and natural disasters, which may also affect the availability of reinsurance coverage. Changes in any of these factors may adversely affect our profitability.

Our investment portfolio may be adversely affected by a variety of market forces.

We maintain an investment portfolio that consists primarily of fixed income securities. The quality and/or yield of the portfolio may be affected by a number of factors, including the general economic and business environment, changes in the credit quality of the issuer, changes in market conditions, changes in interest rates, changes in foreign exchange rates, or regulatory changes. These securities are issued by both domestic and foreign entities and are backed either by collateral or the credit of the underlying issuer. Factors such as an economic downturn or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant deterioration in the cash flows of the issuer, accounting irregularities or fraud committed by the issuer, or a change in the issuer’s marketplace may adversely affect our ability to collect principal and interest from the issuer.

The investments we hold are predominantly invested to support the insurance liabilities of our subsidiaries. The timing and/or amount of the investment cash flows may not match those of the liabilities.

The investments held by our insurance subsidiaries are highly regulated by specific legislation in each state that governs the type, amount, and credit quality of allowable investments. Legislative changes could force the Company to restructure the portfolio in an unfavorable interest rate or credit environment, with a resulting adverse effect on profitability and the level of statutory capital.

We use derivative instruments that are hedging in nature. Our profitability may be adversely affected if a counterparty to the derivative defaults in its payment. This default risk is mitigated by cross-collateralization agreements.

Regulatory restrictions on the ability of our insurance subsidiaries to pay dividends and make extensions of credit to us may negatively impact our ability to meet our financial obligations.

We rely on dividends or extensions of credit from our insurance company subsidiaries, including our U.S. insurance subsidiaries and Unum Limited, to make dividend payments on our common stock, meet debt payment obligations, and pay our other obligations. Our insurance company subsidiaries are subject to regulatory limitations on the payment of dividends and on other transfers of funds to affiliates. The level of statutory earnings and capital in our insurance subsidiaries could impact their ability to pay dividends or to make other transfers of funds to the holding company, which could impair our ability to pay our dividends or meet our debt and other payment obligations.

See “Liquidity and Capital Resources” included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 for a discussion of the existing regulatory limitations on dividends.

RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

In May 2004, we issued and sold 12,000,000 equity security units in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act” ), and later filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) relating to the equity security units that was declared effective by the SEC. Each equity security unit initially consisted of (a) a contract to purchase, for $25, a specified number of shares of our common stock on May 15, 2007, and (b) a 1/40, or 2.5%, interest in our senior notes due 2009, with a principal amount of $1,000.

Under the terms of the equity security units, we have engaged J.P. Morgan Securities Inc., as remarketing agent and reset agent, to remarket the senior notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agent. See “Plan of Distribution.”

We will not receive any of the proceeds from the remarketing. See “Plan of Distribution.” Pursuant to the remarketing agreement, the remarketing agent will retain a remarketing fee of not more than 25 basis points (0.25%) of the “remarketing value.” The remarketing agent will use a portion of the net proceeds of the remarketing of the senior notes comprising part of the “normal units” (i.e., equity security units consisting, prior to the settlement of the remarketing, of a 1/40 interest in the senior notes and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on or prior to May 15, 2007, the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. The remarketing agent will remit any remaining portion of the proceeds from the remarketing for the benefit of holders of normal units participating in the remarketing. The remarketing agent will also remit to the holders of senior notes not comprising normal units the net proceeds applicable to the sale of such senior notes.

On May 15, 2007, when the stock purchase contracts are scheduled to be settled, we expect to receive the purchase price for the shares in the aggregate amount of $300,000,000 from the proceeds paid upon maturity of the pledged U.S. Treasury securities. The remaining portion of the proceeds of the pledged U.S. Treasury securities, if any, will be distributed to holders of the normal units.

CAUTIONARY STATEMENTS CONCERNING

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, as long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these safe harbor provisions. Certain information contained in this discussion, or in any other written or oral statements made by us in communications with the financial community or contained in documents filed with the Securities and Exchange Commission (SEC), may be considered forward-looking. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These statements may be made directly in this document or may be made part of this document by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.” You can find many of these statements by looking for words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or similar expressions in this document or in documents incorporated herein.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. We caution investors that the following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements:

•

General economic or business conditions, both domestic and foreign, may be less favorable than expected, which may affect premium levels, claims experience, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments.

•	Competitive pressures in the insurance industry may increase significantly through industry consolidation or otherwise.

•

Events or consequences relating to terrorism and acts of war, both domestic and foreign, may adversely affect our business and the Company’s results of operations in a period and may also affect the availability and cost of reinsurance.

•	Legislative, regulatory, or tax changes, both domestic and foreign, may adversely affect the businesses in which we are engaged.

•

Actual experience in connection with implementation of the multistate market conduct regulatory settlement agreements and the California Department of Insurance settlement agreement may deviate from our assumptions.

•

Rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention may adversely affect our business and the Company’s results of operations in a period.

•

The level and results of litigation and rulings in the multidistrict litigation or other purported class actions may not be favorable to the Company and may adversely affect our business and the Company’s results of operations in a period.

•

Investment results, including, but not limited to, realized investment losses resulting from impairments, may differ from our assumptions and prior experience and may adversely affect our business and the Company’s results of operations in a period.

•	Changes in the interest rate environment may adversely affect our reserve and policy assumptions and ultimately profit margins and reserve levels.

•	Sales growth may be less than planned, which could affect revenue and profitability.

•	Effectiveness in supporting new product offerings and providing customer service may not meet expectations.

•	Actual experience in pricing, underwriting, and reserving may deviate from our assumptions.

•	Actual persistency may be lower than projected persistency, resulting in lower than expected revenue and higher than expected amortization of deferred policy acquisition costs.

•

Incidence and recovery rates may be influenced by, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, new trends and developments in medical treatments, the effectiveness of risk management programs, and implementation of the multistate regulatory settlement agreements and the California Department of Insurance settlement agreement.

•	Insurance reserve liabilities may fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on net income.

•

Retained risks in our reinsurance operations are influenced primarily by the credit risk of the reinsurers and potential contract disputes. Any material changes in the reinsurers’ credit risk or willingness to pay according to the terms of the contract may adversely affect our business and the results of operations in a period.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from this remarketing. A portion of the remarketing fee will be rebated to us upon the closing of this offering. See “Plan of Distribution.” Proceeds from the remarketing attributable to the senior notes that are part of the normal equity security units that participated in the remarketing will be used as follows:

•

to purchase a treasury portfolio that will then be pledged to us, on behalf of the holders of normal equity security units, as security against the purchase contract obligations of such holders (see “Relationship of the Equity Security Units to the Remarketing”);

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the normal equity security units that participated in the remarketing; and

•	any remaining proceeds will be remitted to the holders of the normal equity security units participating in the remarketing, on a pro rata basis.

Proceeds from the remarketing attributable to the separate notes, if any, that participated in the remarketing will be used as follows:

•	to pay to the remarketing agent a remarketing fee of not more than 0.25% of the remarketing value attributable to the separate notes that participated in the remarketing; and

•	to pay the holders of separate notes that participated in the remarketing a portion of the proceeds attributable to the separate notes.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

	For the Nine Months Ended September 30, 2006	For the Years Ended December 31,
		2005	2004	2003	2002	2001

Ratio of earnings to fixed charges (1)	2.2	3.9	(2)	(2)	3.9	4.4

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) from continuing operations before income taxes and cumulative effect of accounting principle change plus fixed charges. Fixed charges consist of interest and debt expense, interest credited to policyholders, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $275.7 million and $452.4 million for the years ended December 31, 2004 and 2003, respectively.

DESCRIPTION OF THE REMARKETED SENIOR NOTES

The following description is a summary of the terms of the senior notes being offered in this remarketing. The description is qualified in its entirety by reference to the indenture dated as of March 9, 2001, as supplemented by a fifth supplemental indenture, between us and The Bank of New York (as successor to The Chase Manhattan Bank), as trustee. A copy of the indenture and supplemental indenture is on file with the SEC and may be obtained by accessing the internet address provided or contacting us as described under “Where You Can Find More Information.” You should read the indenture, the supplemental indenture, the associated documents and the following description carefully to fully understand the terms of the senior notes. In addition, to the extent that the following description is not consistent with that contained in the accompanying prospectus under “Description of the Senior Notes” you should rely on this description.

General

The senior notes were initially issued in the aggregate principal amount of $300 million as a component part of the equity security units, all of which are outstanding. The aggregate principal amount of senior notes to be remarketed pursuant to this prospectus supplement is $300 million.

The senior notes will mature on May 15, 2009. The senior notes may not be redeemed prior to their stated maturity except as described below. In addition to the senior notes, we may issue from time to time other series of debt securities under the indenture governing the senior notes. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. References in this prospectus supplement to senior notes refer to our remarketed senior notes due May 15, 2009.

The senior notes are not subject to a sinking fund provision. The senior notes will mature and the entire principal amount will become due and payable, together with any accrued and unpaid interest, on May 15, 2009.

Remarketed senior notes will be represented by one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Payments on the senior notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registerable and the senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. The Bank of New York is the initial paying agent, transfer agent and registrar for the senior notes. We may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the senior notes. We will at all times be required to maintain a paying agent and transfer agent for the senior notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any senior note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the senior note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

The indenture governing the senior notes does not and the senior notes do not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions that protect the holders of the senior notes in the event we incur substantial additional indebtedness, whether or not in connection with a change of control.

Interest

Each senior note will bear interest at the reset rate of     % per year (to be determined on February 12, 2007), from and including February     , 2007, payable quarterly in arrears and, after the stock purchase date, semi-annually in arrears on May 15 and November 15 of each year until they mature on May 15, 2009 (each an “interest payment date”) to the person in whose name the senior note is registered, subject to certain exceptions, at the close of business on the business day next preceding that interest payment date.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90- or 180-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Our ability to pay interest on the senior notes is dependent on our ability to obtain cash dividends or obtain loans from our subsidiaries. See “Risk Factors—Risks related to the senior notes—Because we are a holding company with no operations of our own, our obligations under the senior notes are effectively subordinated to the obligations of our subsidiaries” in this prospectus supplement.

Ranking

The senior notes are our unsecured senior obligations and will rank equal in right of payment to all of our other existing and future unsecured senior indebtedness. In addition, the senior notes are structurally subordinated to any indebtedness of our subsidiaries. As of December 31, 2006, the aggregate amount of indebtedness of our subsidiaries (excluding intercompany liabilities) was approximately $747.6 million.

Special event redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

“Special event” means a tax event.

“Tax event” means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters (which may be Sullivan & Cromwell LLP) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date will not be deductible, in whole or in part, by us for U.S. federal income tax purposes as a result of:

•

any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein affecting taxation,

•	any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency, or regulatory authority or

•

any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after May 1, 2004.

Solely for purposes of determining the treasury portfolio purchase price in the case of a special event redemption date occurring after a successful remarketing of the senior notes or the stock purchase date, “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to May 15, 2009 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the special event redemption date and, with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the special event redemption date.

“Redemption price” means for each senior note the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is the aggregate principal amount of the senior notes. Depending on the amount of the treasury portfolio purchase price, the redemption price could be less than or greater than the principal amount of the senior notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

“Quotation agent” means J.P. Morgan Securities Inc. or any of its successors or any other primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address.

Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Denominations, transfer and exchange

The senior notes will be remarketed in the form of a global security registered in the name of Cede & Co., as nominee of DTC. The senior notes will be issued in denominations of $1,000 and integral multiples of $1,000.

No defeasance

The senior notes will not be subject to the defeasance provisions of the indenture.

Global securities; book-entry system

Remarketed senior notes will be issued to you as a book-entry interest in one or more fully registered global securities held in the name of Cede & Co., as nominee of The Depository Trust Company, or “DTC.” DTC will act as the securities depositary for the senior notes, and we refer to DTC, together with its successors in this capacity, as the “depositary.” We will issue one or more fully-registered global security certificates, which will represent the total aggregate number of senior notes, and will deposit them with the depositary.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the senior notes so long as the senior notes are represented by global security certificates.

The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the senior notes or the indenture has occurred and is continuing, certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. In addition, we may at any time, in conjunction with the depositary, determine not to have any of the senior notes represented by one or more registered global securities and, in such event, will issue certificates in a definitive form in exchange for all of the registered global certificates representing the senior notes. Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or other nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all senior notes represented by these certificates for all purposes under the senior notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the senior notes represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of senior note certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any senior notes represented by these certificates for any purpose under the senior notes.

All payments on the senior notes represented by the global security certificates will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the remarketing agent or any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the senior notes acquired by you in the remarketing and held as capital assets. Except where otherwise indicated, this discussion only applies to holders of senior notes who purchase senior notes in the remarketing and hold the senior notes as capital assets (generally, assets held for investment), and does not apply to holders of senior notes that are being remarketed in the remarketing. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) U.S. holders (defined below) holding senior notes as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the senior notes

We believe that the senior notes would be classified as indebtedness for U.S. federal income tax purposes. Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation. We have treated and will continue to treat the senior notes as indebtedness for U.S. federal income tax purposes. However, it is possible that the IRS will successfully assert that the senior notes were not properly treated as indebtedness prior to the remarketing, in which case your tax consequences from the ownership and disposition of the senior notes may differ from those described below. By acquiring senior notes in the remarketing, you will be deemed to have agreed to treat the senior notes as indebtedness for U.S. federal income tax purposes.

Senior notes held by U.S. holders

For purposes of this discussion, a “U.S. holder” is a holder or a beneficial owner of senior notes who or which is for U.S. federal income tax purposes (1) a person who is a citizen or resident of the U.S., (2) a domestic corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership or other entity classified as a partnership for U.S. tax purposes holds the senior notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring senior notes, and partners in such partnerships, should consult their own tax advisors. Prospective investors that are not U.S. holders should refer to “Non-U.S. Holders” below and are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of an investment in senior notes, including the potential application of U.S. withholding taxes.

Original issue discount.    Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”) and to the “noncontingent bond method” for accruing original issue discount. The proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the senior notes should be treated in a different manner than as described below. A different treatment of the senior notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the senior notes. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the senior notes.

As discussed more fully below, the effects of applying the noncontingent bond method will be (1) to require each U.S. holder, regardless of such holder’s usual method of tax accounting, to use an accrual method with respect to the interest income on the senior notes, (2) to require each U.S. holder to accrue interest income which may be in excess of interest payments actually received, and (3) generally to result in ordinary, rather than capital, treatment of any gain (to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior notes over the total remaining payments set forth on the projected payment schedule) and any loss (to the extent such loss does not exceed the U.S. holder’s prior inclusions of original issue discount on the senior notes minus any payments actually received) on the sale, exchange or other disposition of any senior notes, See “— Sales, exchanges, or other taxable dispositions of senior notes” below.

A U.S. holder is required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally is the rate at which we would have issued a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We are required to provide the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule, based on the comparable yield, to holders of the senior notes. At the time of issuance of the senior notes, we determined that the comparable yield was 5.96% per annum, compounded semi-annually, and the projected payments were $0.33 on August 15, 2004, $0.32 for each subsequent quarter ending on or prior to the remarketing settlement date, $0.44 for the period ending May 15, 2007 and $0.89 for each semiannual payment period ending after May 15, 2007. We also determined that the projected payment for the senior notes, per $1,000 of principal amount, at the maturity date was $1,035.73 (which includes the stated principal amount of the senior notes as well as the final projected interest payment). Based on the comparable yield of 5.96%, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the senior note for each day in the taxable year on which you hold the senior note, adjusted as set forth below.

The amount of original issue discount on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price between the senior notes and the purchase contracts at the time the equity security units were issued, the adjusted issue price of each senior note, per $1,000 of principal amount, at the beginning of the first accrual period was $1,000, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period was equal to $1,000, increased by any original issue discount previously accrued by such U.S. holders on such senior note and decreased by the amount of projected payments on such senior note through such date. If a U.S. holder’s basis is greater or less than the adjusted issue price at purchase of a senior note, the difference between these amounts will generally be allocated to projected payments using negative or positive adjustments in a manner similar to that set forth in the next paragraph. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that such U.S. holders hold the senior note.

If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. Net positive adjustments in a taxable year will generally constitute additional interest income; net negative adjustments in a taxable year may reduce prior accruals of interest income for such taxable year, constitute an ordinary loss or may be carried forward as a net negative adjustment to a succeeding year. Please consult your tax advisor with regard to these adjustments.

A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us, unless either is unreasonable. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the senior notes. The comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that a U.S. holder will actually receive as a result of owning the senior notes.

Because income taken into account with respect to the senior notes as described above in this section will constitute interest for U.S. federal income tax purposes, corporate holders of senior notes will not be entitled to the dividends-received deduction with respect of such income.

Tax basis in senior notes.    A U.S. holder’s initial adjusted tax basis in a senior note acquired in the remarketing will equal the amount paid for the senior note. A U.S. holder’s adjusted tax basis in the senior note for any accrual period after the remarketing will equal (x) the sum of the initial adjusted tax basis in the senior note and any original issue discount previously accrued on such senior note (not taking any positive or negative adjustments into account) starting from the date of the remarketing minus (y) the total amount of the interest payments received on the senior note for all previous accrual periods starting from the date of the remarketing.

Sales, exchanges, or other taxable dispositions of senior notes.    A U.S. holder will recognize gain or loss on a disposition of the senior notes (including a special event redemption) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the senior notes and such U.S. holder’s adjusted tax basis in the senior notes. Selling expenses incurred by such U.S. holder, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of the senior notes. In general, gain recognized on the disposition of the senior notes will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior notes over the total remaining payments set forth on the projected payment schedule for the senior notes. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Any such capital gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the senior note for more than one year immediately prior to such disposition. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2011, and 35% for short term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

The following discussion only applies to non-U.S. holders. A “non-U.S. holder” is a holder that is not a U.S. person for U.S. federal income tax purposes. Non-U.S. holders that may be subject to special rules, such as “controlled foreign corporations” or “passive foreign investment companies” should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them in their particular circumstances. This discussion assumes, as noted above, that for U.S. federal income tax purposes, the senior notes will be classified as indebtedness.

U.S. federal withholding tax.    The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior notes provided that the non-U.S. holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the treasury regulations;

•	is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•

(a) provides its name and address on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person for U.S. federal income tax purposes, or (b) if senior notes are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable U.S. treasury regulations.

The 30% U.S. federal withholding tax will not apply to any gain realized on the sale, exchange, or other disposition of senior notes acquired in the remarketing. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

U.S. federal income tax.    If a non-U.S. holder is engaged in a trade or business in the U.S. (and, if a tax treaty so requires, the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including original issue discount) on the senior notes is effectively connected with the conduct of that trade or business (and, if so required, attributable to that permanent establishment), such holder will be subject to U.S. federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the holder were a U.S. holder (see “—Senior notes held by U.S. holders” above).

The non-U.S. holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by the holder of a trade or business in the U.S. For this purpose, interest on the senior notes will be included in earnings and profits.

Any gain realized on the senior note (to the extent not treated as interest income under the contingent payment debt rules) generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the U.S.; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup withholding tax and information reporting

U.S. holders.    Unless a U.S. holder is an exempt recipient, such as a corporation, payments under senior notes may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.

Non-U.S. holders.    In general, the amount of the interest paid to a non-U.S. holder and the tax withheld with respect to such interest must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments to a non-U.S. holder on senior notes provided that we do not have actual knowledge or reason to know that the holder is a U.S. person and the holder has satisfied the certification requirements described above under “—Non-U.S. holders—U.S. federal withholding tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of senior notes made within the U.S. or conducted through certain U.S. financial intermediaries if:

•	the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a U.S. person; or

•	the holder otherwise establishes an exemption.

Backup withholding may apply if the non-U.S. holder fails to comply with applicable U.S. information reporting or certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Under the terms and conditions contained in the remarketing agreement between us and J.P. Morgan Securities Inc., as remarketing agent, the remarketing agent has agreed to use its commercially reasonable best efforts to sell the remarketed senior notes at an aggregate price equal to at least 100.25% of the “remarketing value.”

The “remarketing value” with respect to the senior notes being offered in this remarketing is equal to the sum of:

•

the value at February 12, 2007 of U.S. Treasury securities that will pay, on or prior to May 15, 2007, an amount of cash equal to the interest payment scheduled to be payable on that date on the senior notes, assuming for that purpose, even if not true, that the interest rate on the senior notes is the current rate of 5.085% per annum, prior to any interest rate reset; and

•	the value at February 12, 2007, of U.S. Treasury securities that will pay, on or prior to May 15, 2007, an amount of cash equal to the stated amount of $1,000 for each remarketed senior note.

For this purpose, the value on February 12, 2007 of the U.S. Treasury securities is based on the assumption that:

•

the U.S. Treasury securities are highly liquid treasury securities maturing on or within 35 days before May 15, 2007 (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the U.S. Treasury securities); and

•

those U.S. Treasury securities are valued based on the ask-side price of such U.S. Treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on February 12, 2007 (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date.

Upon a successful remarketing, $            , representing the net proceeds of the remarketing of the senior notes comprising a part of the normal units (i.e., units consisting, prior to the settlement of the remarketing, of an interest in a senior note and a stock purchase contract), will be used to purchase the amount and type of U.S. Treasury securities described above, which will be pledged to secure the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts.

On February 12, 2007, J.P. Morgan Securities Inc., acting as the reset agent pursuant to the terms of the remarketing, will reset the interest rate on the senior notes to a rate of             % per year, the rate sufficient to cause the current aggregate market value of the senior notes to be equal to 100.25% of the remarketing value described above.

Pursuant to the remarketing agreement, the remarketing agent will deduct as a remarketing fee an amount not exceeding, in the aggregate, 25 basis points (0.25%) of the remarketing value. A portion of the remarketing fee is expected to be rebated to us by the remarketing agent upon the closing of this offering.

Our expenses associated with this remarketing are $            . Neither we nor the holders of senior notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

The senior notes have no established trading market and will not be listed on any national securities exchange. The remarketing agent has advised us that it intends to make a market in the senior notes but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for any senior notes.

To facilitate the remarketing of the senior notes, and in compliance with applicable law, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against, or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

In this remarketing, we may submit an order to purchase a portion of the senior notes not to exceed approximately $150 million in aggregate principal amount of the senior notes. If our order is accepted, we will retire all of the senior notes we purchase.

The remarketing agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for certain of our affiliates, for which they received or will receive customary fees and expense reimbursements.

VALIDITY OF THE SECURITIES

The validity of the senior notes will be passed upon for us by Sullivan & Cromwell LLP in connection with the remarketing, and for the remarketing agent by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP is currently and has previously been engaged as counsel to UnumProvident and one or more of its officers in a variety of legal, regulatory and other matters. Certain federal income taxation matters will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2006 and March 31, 2005; the three- and six-month periods ended June 30, 2006 and 2005; and the three- and nine-month periods ended September 30, 2006 and 2005, incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 2, 2006, August 2, 2006 and November 1, 2006, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

We “incorporate by reference” into this prospectus supplement the information in documents we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus supplement or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. Information contained in this prospectus supplement supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed or terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and

•	our Current Reports on Form 8-K dated January 31, 2006, February 24, 2006, June 15, 2006, September 20, 2006, September 27, 2006, September 27, 2006, December 15, 2006 and February 6, 2007.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at the following address:

Investor Relations

UnumProvident Corporation

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 294-8996

You should rely only upon the information provided in this prospectus supplement or incorporated in this prospectus supplement by reference. We are not making an offer of senior notes in any state where the offer is not permitted and we have not authorized anyone to provide you with information different from this prospectus supplement. You should not assume that the information in this prospectus supplement, including any information incorporated by reference, is accurate as of any date other than that on the front cover of this prospectus supplement.

12,000,000 Units

UnumProvident Corporation

8.25% Adjustable Conversion-Rate Equity

Security Units

On May 11, 2004, we issued $300,000,000 aggregate stated amount of 8.25% Adjustable Conversion-Rate Equity Security Units in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. This prospectus will be used by selling securityholders to resell the equity security units.

Each equity security unit has a stated amount of $25 and initially consists of (a) a contract pursuant to which holders agree to purchase, for $25, shares of common stock of UnumProvident on May 15, 2007 and (b) a 1/40, or 2.5%, ownership interest in a 5.085% senior note due 2009 of UnumProvident with a principal amount of $1,000. The ownership interest in the senior note will initially be held as a component of each unit and will be pledged to secure the holder’s obligation to purchase our common stock under the related purchase contract.

We will make quarterly contract adjustment payments to holders under the purchase contract at the annual rate of 3.165% of the stated amount of $25 per purchase contract. In addition, we will make quarterly interest payments on the senior notes at the initial annual rate of 5.085%. We have the right to defer the contract adjustment payments on the purchase contracts, but not the interest payments on the senior notes. The senior notes will be remarketed and the interest rate on the senior notes will be reset if the remarketing is successful. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt.

The units may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the units from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market prices or at negotiated prices directly to purchasers, or through underwriters, broker-dealers, who may act as agents or as principals or agents, or by a combination of such methods. If required, at the time of a particular offering of units by a selling securityholder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers. The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We will not receive any proceeds from the sale by the selling securityholders of the units. The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of any securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. See “Plan of Distribution” beginning on page 72.

Our common stock is listed on the New York Stock Exchange under the symbol “UNM”. The last reported sale price of our common stock on May 12, 2004 was $14.00 per share.

See “Risk Factors” beginning on page 13 to read about certain factors you should consider before buying units.

The units will be evidenced by a global unit deposited with The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global units will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 6, 2004.

12,000,000 Units

UnumProvident Corporation

8.25% Adjustable

Conversion-Rate Equity

Security Units

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superceded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC after the initial filing of this registration statement and prior to the effectiveness thereof, and any filings we may make in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Proxy Statement on Schedule 14A for 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Reports on Form 8-K filed with the SEC since January 1, 2004; and

•

The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

UnumProvident Corporation

1 Fountain Square

Chattanooga, Tennessee 37402

(423) 755-8996

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to, the risks described in this prospectus and other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus.

Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following:

•	Insurance reserve liabilities may fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on our net income.

•	Actual persistency may be lower than projected persistency, resulting in lower than expected revenue and higher than expected amortization of deferred policy acquisition costs.

•

Incidence and recovery rates may be influenced by, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, new trends and developments in medical treatments, and the effectiveness of risk management programs.

•

Retained risks in our reinsurance operations are influenced primarily by the credit risk of the reinsurers and potential contract disputes. Any material changes in the reinsurers’ credit risk or willingness to pay according to the terms of the contract could have material effects on results.

•	Effectiveness in supporting new product offerings and providing customer service may not meet our expectations.

•	Sales growth may be less than planned, which could affect our revenue and profitability.

•	Actual experience in pricing, underwriting, and reserving may deviate from our assumptions.

•	Competitive pressures in the insurance industry may increase significantly through industry consolidation, competitor demutualization, or otherwise.

•

General economic or business conditions, both domestic and foreign, may be less favorable than we expect, which may affect premium levels, claims experience, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments.

•	Investment results, including, but not limited to, realized investment losses resulting from impairments, may differ from prior experience and negatively affect our results.

•	Legislative, regulatory, or tax changes, both domestic and foreign, may adversely affect the businesses in which we are engaged.

•	Rating agency actions, state insurance department and other enforcement actions, and negative media attention may adversely affect our business.

•	Changes in the interest rate environment may adversely affect our reserve and policy assumptions and ultimately profit margins and reserve levels.

•	The level and results of litigation may vary from prior experience and may adversely affect our business.

•	Events or consequences relating to terrorism and acts of war, both domestic and foreign, may adversely affect our business and may also affect the availability and cost of reinsurance.

ii

For further discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors.”

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required under federal securities laws, we do not intend, and assume no obligation, to update any particular forward-looking statement included or incorporated by reference in this prospectus.

The insurance laws of the states where our insurance company subsidiaries are domiciled and commercially domiciled require the prior approval of the state insurance commissioner for any acquisition of control of an insurance company domiciled in that state. Under these laws, “control” is presumed to exist if a person owns, directly or indirectly, 10% or more of the voting securities of the insurance company or its holding company. Accordingly, any acquisition of voting securities that results in ownership by a person of 10% or more of UnumProvident Corporation’s voting securities will generally require the prior approval of the insurance commissioners of all of these states.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before investing in our units. You should read carefully this entire prospectus, including the “Risk Factors” section, and the information incorporated by reference, which are described under “Where You Can Find More Information”. In this prospectus, “UnumProvident,” “we,” “our,” “ours” and “us” refer to UnumProvident Corporation unless the context otherwise requires.

UnumProvident Corporation

We are the surviving corporation in the merger on June 30, 1999 of Provident Companies Inc., the leading individual disability insurance provider in North America, with Unum Corporation, the leading group disability insurance provider. We are the parent holding company for a group of insurance and non-insurance companies that collectively operate throughout North America, the United Kingdom, and, to a limited extent, in certain other countries around the world. Our principal operating subsidiaries in the United States are Unum Life Insurance Company of America (Unum America), Provident Life and Accident Insurance Company (Accident), The Paul Revere Life Insurance Company (Paul Revere Life), and Colonial Life & Accident Insurance Company (Colonial). We, through our subsidiaries, are the largest provider of group and individual disability insurance in North America and the United Kingdom. We also provide a complementary portfolio of other insurance products, including long-term care insurance, life insurance, employer- and employee-paid group benefits, and related services.

Consolidated Ratio of Earnings to Fixed Charges

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	1999(2)	2000	2001	2002	2003(2)	2004(3)
Ratio of Earnings to Fixed Charges(1)	0.0x	5.2x	5.0x	4.3x	(1.1)x	(13.3)x

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $159.0 million for 1999 and $435.2 million for 2003.

(3)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $770.2 million for the three months ended March 31, 2004.

As of the date of this prospectus, we have no preferred stock outstanding.

The Offering

What are the equity security units?

Each equity security unit, which we refer to as a “unit,” consists of and represents:

(1)	a purchase contract pursuant to which:

•

you will agree to purchase, and we will agree to sell, for $25, a number of shares of our common stock on May 15, 2007 (the “stock purchase date”) to be determined based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below; and

•	we will pay you contract adjustment payments on a quarterly basis at the annual rate of 3.165% of the stated amount of $25, subject to our right to defer such payments, as specified below; and

(2)	a 1/40, or 2.5%, ownership interest in a 5.085% senior note due May 15, 2009 of UnumProvident with a principal amount of $1,000, on which we will pay interest at the initial annual rate of 5.085% until a successful remarketing of the senior notes and at the reset rate (as described below) thereafter. Interest will be payable quarterly in arrears through and including the stock purchase date and, thereafter, semi-annually in arrears.

The ownership interests in the senior notes that are a component of your units will be owned by you, but have initially been pledged to the collateral agent for our benefit to secure your obligations under the related purchase contracts. We refer in this description to the purchase contracts, together with the pledged ownership interest in the senior notes (or, after a successful remarketing or a special event redemption, the pledged treasury securities), as “normal units.”

Each holder of normal units may elect at any time on or before the seventh business day prior to the stock purchase date (subject to certain exceptions) to withdraw from the pledge the pledged ownership interest in the senior notes (or, after a successful remarketing or special event redemption described below, the pledged treasury securities) underlying the normal units, thereby creating “stripped units.” To create stripped units, the holder must substitute, as pledged securities, specifically identified treasury securities that will pay $25 (the amount due under the purchase contract) per unit on the stock purchase date, and the pledged ownership interest in the senior notes or treasury securities will be released from the pledge and delivered to the holder. Holders of stripped units may recreate normal units by re-substituting the senior notes (or, after a successful remarketing or a special event redemption, the applicable treasury securities) for the treasury securities underlying the stripped units.

If the senior notes are successfully remarketed or a special event redemption occurs, in each case as described herein, the applicable ownership interest in the treasury securities will replace the ownership interest in a senior note as a component of each unit and will be pledged to the collateral agent for our benefit to secure your obligations under the purchase contract.

What are the purchase contracts?

The purchase contract underlying a unit obligates you to purchase, and us to sell, for $25, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. The settlement rate will be based on the average trading price of the common stock for a period preceding that date, calculated in the manner described below.

What payments will we make to holders of the units and the senior notes?

If you hold normal units, we will pay you (a) quarterly contract adjustment payments on the underlying purchase contracts at the annual rate of 3.165% of the $25 stated amount through and including the stock purchase date, and (b) quarterly interest payments on the ownership interests in senior notes that are pledged in respect of your normal units at the initial annual rate of 5.085% through and including February 15, 2007, the last quarterly payment date before the stock purchase date. On the stock purchase date, you will also receive a cash payment in respect of each of your normal units, equal to 1/40, or 2.5%, of the quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of 5.085%.

If you hold stripped units and do not separately hold senior notes, you will receive only the quarterly contract adjustment payments at the annual rate of 3.165% of the $25 stated amount.

The contract adjustment payments on normal and stripped units are subject to our deferral right as described below. We are not entitled to defer interest payments on any senior notes, whether held as part of, or separately from, the units.

If you hold senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will initially pay interest at the annual rate of 5.085%. If the senior notes are successfully remarketed, however, the rate of interest payable from the settlement date of the successful remarketing until their maturity on May 15, 2009 will be the reset rate, which will be a rate established by the remarketing agent, that meets the requirements described herein. If the remarketing agent cannot establish a reset rate on a remarketing date, the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 5.085%, until the remarketing agent, on a later remarketing date prior to the stock purchase date, can establish a reset rate meeting the requirements described herein.

We are a holding company with no operations of our own. Our ability to pay our obligations under the purchase contracts and senior notes depends on our ability to obtain cash dividends or other cash payments or obtain loans from our subsidiaries, which are separate and distinct legal entities that will have no obligations to pay any dividends or to lend or advance us funds and which may be restricted from doing so by other financing arrangements, charter provisions or regulatory requirements. Our obligations under the purchase contracts and the senior notes will be effectively subordinated to the obligations of our subsidiaries, including policyholder claims.

What are the payment dates?

Subject to our deferral right in respect of the contract adjustment payments described below, we will make contract adjustment payments quarterly in arrears on each of February 15, May 15, August 15, and November 15, commencing on August 15, 2004 and ending on the stock purchase date. We will initially make interest payments on the senior notes quarterly in arrears on each of February 15, May 15, August 15, and November 15, commencing on August 15, 2004, and, following the stock purchase date, semi-annually in arrears on each of May 15 and November 15 until maturity on May 15, 2009.

Can we defer payments?

We can defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. Additional contract adjustment payments will accrue on any deferred installments of contract adjustment payments at a rate of 8.25% per year until paid, compounded quarterly, to but excluding the stock purchase date, unless your purchase contract has been early settled or terminated. We are not entitled to defer interest payments on the senior notes.

What is the reset rate?

To facilitate the remarketing of the senior notes at the remarketing price described below, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on May 15, 2009. The reset rate will be the rate sufficient to cause the then current market value of each outstanding senior note to be equal to at least 100.25% of the remarketing value described below (or, if the remarketing agent is unable to remarket the senior notes at such a price, at a price below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%). Resetting the interest rate on the senior notes at this rate is designed to enable the remarketing agent to remarket the senior notes in the remarketing and purchase the necessary treasury securities, the proceeds of which will be applied in settlement of the purchase contracts and to provide funds for the cash payment on the normal units due on the stock purchase date.

The reset rate will be determined by the remarketing agent on the third business day (as defined below) prior to February 15, 2007, the last quarterly payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate meeting these requirements on the remarketing date and, as a result, the senior notes cannot be remarketed as described below, the interest rate will not be reset and will continue to be the initial rate of the senior notes. However, the remarketing agent may thereafter attempt to establish a reset rate meeting these requirements, and the remarketing agent may attempt to remarket the senior notes, on the subsequent dates described below. If a reset rate cannot be established on a given date, the remarketing will not occur on that date. If the remarketing agent fails to remarket the senior notes that form part of the normal units by the end of the third business day immediately preceding the stock purchase date, we will be entitled to exercise our rights as a secured party with respect to such senior notes and, subject to applicable law, may retain the pledged senior notes or sell them in one or more public or private sales to satisfy in full such holder’s obligation to purchase shares of common stock under the related purchase contracts.

The reset of the interest rate on the senior notes in connection with a successful remarketing will not change the amount of the cash payment due to holders of normal units on the stock purchase date, which, as described above, will be an amount per normal unit equal to 1/40, or 2.5%, of the quarterly interest payment payable on $1,000 principal amount of a senior note at the initial annual rate of 5.085%.

“Business day” means any day that is not a Saturday, Sunday or day on which banking institutions and trust companies in the State of New York or at a place of payment are authorized or required by law, regulation or executive order to close.

What is remarketing?

The remarketing agent will attempt to remarket the senior notes of holders of normal units and will use the proceeds to purchase treasury securities, which the participating holders of normal units will pledge to secure their obligations under the related purchase contracts. Holders of normal units may elect not to participate in any remarketing by following the procedures described below. The cash paid upon maturity of the pledged treasury securities underlying the normal units of such holders will be used to satisfy such holders’ obligations to purchase shares of common stock on the stock purchase date, as well as to provide funds to make the cash payment to holders of normal units due on the stock purchase date. This will be one way for holders of normal units to satisfy their obligations to purchase shares of common stock under the related purchase contracts. The remarketing agent will attempt to remarket the senior notes that are included in normal units on one or more occasions starting on the remarketing date, which will be the third business day prior to February 15, 2007, which is the last quarterly payment date before the stock purchase date, or, if the remarketing agent fails to remarket the senior notes on that date, a later date as described below. As described below, a holder of a senior note in which interests are not held as part of normal units may elect to have the separately held senior note remarketed along with the senior notes in which interests are held as part of the normal units.

We will enter into a remarketing agreement with a nationally recognized investment banking firm that will act as remarketing agent. The remarketing agent will agree to use commercially reasonable best efforts to remarket the senior notes that are included in normal units (as well as separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value (or, if the remarketing agent is unable to remarket the senior notes at such a price, at a price below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%). The “remarketing value” of a senior note will be equal to the sum of:

(1)	the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the interest payment scheduled to be payable on the senior note on that date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2)	the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the principal amount of the senior note.

The remarketing agent will use the proceeds from a successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each such senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct out of the proceeds in excess of the remarketing value as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

A holder of normal units may elect not to participate in any remarketing and, instead, retain the ownership interests in senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities having the value described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on the fourth business day prior to the first day of a remarketing period (as defined below) to satisfy its obligations under the related purchase contracts. Whether or not a holder of normal units participates in the remarketing, the interest rate on the senior notes in which interests are included in those units will nevertheless be reset if the remarketing is successful.

Prior to any remarketing, we plan to file and obtain effectiveness of a registration statement in respect of remarketing if so required under the U.S. federal securities laws at the time.

What happens if the remarketing agent does not successfully remarket the senior notes on the remarketing date?

If the remarketing agent cannot establish a reset rate meeting the requirements described above on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% (or, less than 100.25%, but no less than 100.00%, if the remarketing agent has decided in his discretion to remarket at such rate) of the remarketing value, the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two business days immediately following the initial proposed remarketing date. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding April 1, 2007. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on the third business day immediately preceding the stock purchase date. We refer to each of these periods as a “remarketing period.” Any subsequent remarketing will be at a price per senior note equal to at least 100.25% (or, less than 100.25%, but no less than 100.00%, if the remarketing agent has decided in his discretion to remarket at such rate) of the remarketing value on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes underlying the normal units at that price by the end of the third business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash on the business day immediately preceding the stock purchase date (but without regard to the notice requirements otherwise applicable to cash settlement) will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of the holder’s obligations under the related purchase contracts and we will exercise our rights as a secured party and may, subject to applicable law, retain or dispose of such securities to satisfy in full such holder’s obligation to purchase our common stock under the related purchase contracts on the stock purchase date. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the shares of common stock under the purchase contract.

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

Holders of senior notes in which interests are not included as part of normal units may elect to have their senior notes included in the remarketing in the manner described in “Description of the Equity Security Units—Optional Remarketing” below. The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing at a price per senior note equal to at least 100.25% of the remarketing value (or, if the remarketing agent is unable to remarket the senior notes at such a rate, at a rate below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%), determined on the same basis as for the other senior notes being remarketed. After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remaining portion of the proceeds will be remitted for payment to the holders whose separate senior notes were remarketed in the remarketing. If a holder of senior notes elects to have its senior notes remarketed during any remarketing period but the remarketing agent fails to remarket the senior notes during such remarketing period, the senior notes will be promptly returned to the custodial agent for release to the holder at the end of that period.

What is the settlement rate?

The settlement rate is the number of newly issued shares of common stock that we are obligated to sell and you are obligated to purchase upon settlement of a purchase contract on the stock purchase date.

The settlement rate for each purchase contract, subject to adjustment under specified circumstances, will be as follows:

•	if the applicable market value, determined as described below, of our common stock is equal to or greater than $16.95, the settlement rate will be 1.4748 shares of common stock per purchase contract;

•

if the applicable market value of our common stock is less than $16.95 but greater than $14.74, the settlement rate will be equal to $25 divided by the applicable market value of our common stock per purchase contract; or

•	if the applicable market value of our common stock is less than or equal to $14.74, the settlement rate will be 1.6961 shares of common stock per purchase contract.

“Applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

At the option of each holder, a purchase contract may be settled early by the early delivery of cash to the purchase contract agent, as described below, in which case the settlement rate will be 1.4748 shares of common stock per purchase contract.

Besides participating in a remarketing, how else can I satisfy my obligations under the purchase contract?

Besides participating in the remarketing, your obligations under the purchase contract may also be satisfied:

•

if you have created stripped units or elected not to participate in the remarketing, by delivering and pledging specified treasury securities in substitution for your senior notes and applying the cash payments received upon maturity of those pledged treasury securities;

•

through the early delivery of cash to the purchase contract agent on or prior to the seventh business day prior to the stock purchase date in the manner described in “Description of the Equity Security Units—Early Settlement” below;

•

by delivering cash on the business day prior to the stock purchase date for settlement of the purchase contracts in the manner described in “Description of the Equity Security Units—Notice to Settle with Cash” below; or

•

if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract as described in “Description of the Equity Security Units—Early Settlement Upon Cash Merger.”

In addition, the purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive accumulated contract adjustment payments or deferred contract adjustment payments and obligations to purchase our common stock, will automatically terminate upon our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes or treasury securities will be released and distributed to you. If we become the subject of a case under the federal bankruptcy code, a delay may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

If the purchase contract is settled early or is terminated as the result of our bankruptcy, insolvency or reorganization, a holder will have no further right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

Under what circumstances may we redeem the senior notes before they mature?

If the tax laws change or are interpreted by the tax authorities or the courts in a way that adversely affects our tax consequences with respect to the senior notes, or if the accounting rules change in a way that adversely affects our accounting treatment of the purchase contracts or the units, then we may elect to redeem the senior notes. If the senior notes are redeemed before a successful remarketing, the money received from the redemption will be used by the collateral agent to purchase a portfolio of zero-coupon U.S. treasury securities that mature on or prior to each payment date of the senior notes through the stock purchase date, in an aggregate amount equal to the principal on the senior notes included in normal units and the interest that would have been due on such payment date on the senior notes included in normal units. For a holder of normal units, these treasury securities will replace the senior notes as the collateral securing such holder’s obligations to purchase shares of common stock under the purchase contracts. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payment. If the senior notes are redeemed, then each unit will consist of a purchase contract for shares of common stock and an ownership interest in the portfolio of treasury securities.

What is the maturity of the senior notes?

The senior notes will mature on May 15, 2009.

What are the U.S. federal income tax consequences related to the equity security units and senior notes?

If you purchase units in the offering, you will be treated for U.S. federal income tax purposes as having acquired two distinct interests: (i) purchase contracts and (ii) ownership interests in the senior notes constituting those units, and by purchasing the units you agree to treat the purchase contracts and ownership interests in the senior notes in that manner for all tax purposes. In addition, you agree to treat the senior notes as indebtedness of UnumProvident for all tax purposes. You must allocate the purchase price of the units between purchase contracts and ownership interests in the senior notes in proportion to their respective fair market values, which will establish your initial tax basis in each component of the units. We expect to report the fair market value of each purchase contract as $0.00 and the fair market value of each senior note as $1,000 (or $25.00 for each 1/40, or 2.5%, ownership interest in a senior note included in a normal unit).

For U.S. federal income tax purposes, we intend to treat the senior notes as contingent payment debt instruments subject to the “noncontingent bond method” of accruing original issue discount. As discussed more fully under “U.S. Federal Income Tax Consequences—Senior Notes—Original Issue Discount” below, the effects of this method will be (1) to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to interest on the senior notes, (2) to require you, for all accrual periods through February 15, 2007, and possibly thereafter, to accrue interest income in excess of distributions actually received by you, and (3) generally to result in ordinary rather than capital treatment of any gain or loss on the sale, exchange or disposition of an ownership interest in the senior notes or the units to the extent attributable to the senior notes.

Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, the ownership interests in senior notes and the common stock acquired under a purchase contract in light of their own particular circumstances, as well as with respect to the effect of any state, local or foreign tax laws.

What are the ERISA considerations?

Plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, or ERISA, or Section 4975 of the Internal Revenue Code of 1986, as amended, may invest in the units subject to the considerations set forth in “ERISA Considerations” below.

Explanatory Diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, normal units, stripped units and senior notes, and the transformation of normal units into stripped units and senior notes. The following diagrams assume that the senior notes are successfully remarketed, the interest rate on the senior notes is reset, there is no early settlement and the payment of contract adjustment payments is not deferred.

Purchase Contracts

•	Normal units and stripped units both include a purchase contract under which you agree to purchase shares of common stock on the stock purchase date.

•

The number of shares of common stock to be purchased under each purchase contract will depend on the “applicable market value.” The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

(1)	The “reference price” is $14.74, which is equal to the closing price of shares of our common stock on May 6, 2004.

(2)	The “threshold appreciation price” is $16.95, which is 115% of the reference price.

(3)

For each of the percentage categories shown, the percentage of the shares of common stock to be delivered on the stock purchase date to a holder of normal units or stripped units is determined by dividing:

•	the related number of shares of common stock to be delivered, calculated in the manner indicated in the footnote for each such category, by

•	an amount equal to $25, the stated amount of the unit, divided by the reference price.

(4)

If the applicable market value of our common stock is less than or equal to the reference price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the reference price.

(5)

If the applicable market value of our common stock is between the reference price and the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.

(6)

If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of common stock to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

Normal Units

•	A normal unit consists of two components as illustrated below:

Purchase Contract		Ownership Interest in Senior Note
(Owed to Holder) Common Stock + contract adjustment payments 3.165% per year payable quarterly, subject to deferral	+

(Owed to Holder)

Interest on a 1/40, or 2.5%,

ownership interest in

$1,000 principal amount

5.085% per year payable quarterly

until Stock Purchase Date and

semi-annually thereafter

(reset in connection with remarketing)

(Owed to UnumProvident) $25 at Stock Purchase Date (May 15, 2007)		(Owed to Holder) $25 at Maturity (as a 1/40, or 2.5%, ownership interest in $1,000 principal amount) (May 15, 2009)

Normal Unit

•	After a successful remarketing or special event redemption, the normal units will include specified treasury securities in lieu of the senior notes.

•

If you hold a normal unit, you will hold an ownership interest in a senior note and, after a successful remarketing or special event redemption, an ownership interest in specified treasury securities, but will pledge that interest to the collateral agent for our benefit to secure your obligations under the purchase contract.

•	If you hold a normal unit, you may also substitute a specified amount of treasury securities for the ownership interest in a senior note if you decide not to participate in the remarketing.

Stripped Units

A stripped unit consists of two components as illustrated below:

Purchase Contract		Zero Coupon Treasury Security

(Owed to Holder) Common Stock + contract adjustment payments 3.165% per year payable quarterly, subject to deferral	+

(Owed to UnumProvident) $25 at Stock Purchase Date (May 15, 2007)		(Owed to Holder) $25 at Maturity (as a 1/40, or 2.5%, ownership interest in $1,000 principal amount) (May 15, 2007)

Stripped Unit

•

If you hold a stripped unit, you own a 1/40, or 2.5%, interest in the treasury security but will pledge it to the collateral agent for our benefit to secure your obligations under the purchase contract. The treasury security is a zero coupon U.S. treasury security (CUSIP No. 912833GA2) that matures on May 15, 2007.

Senior Notes

•	Senior notes will have the terms illustrated below:

(Owed to Holder) Interest on $1,000 principal amount 5.085% per year payable quarterly until Stock Purchase Date and semi-annually thereafter (reset in connection with remarketing)

(Owed to Holder) at Maturity $1,000 principal amount (May 15, 2009)

•	If you hold an ownership interest in a senior note that is a component of a normal unit, you have the option to either:

•

allow the ownership interest in the senior note to be included in the remarketing process, the proceeds of which will be used to purchase treasury securities, if the remarketing is successful, which will be applied to settle the purchase contract; or

•

elect not to participate in the remarketing by delivering treasury securities in substitution for the ownership interest in the senior note, the proceeds of which will be applied to settle the related purchase contract.

•	If you hold a senior note that is not a component of a normal unit, you have the option to either:

•	continue to hold the senior note, the interest rate on which will be reset, effective from the settlement date of a successful remarketing of the senior notes; or

•	deliver the senior note to the remarketing agent to be included in the remarketing.

Transforming Normal Units into Stripped Units and Senior Notes

•

To create stripped units, you must substitute for the pledged ownership interest in the senior note (or, after a successful remarketing or special event redemption, the pledged treasury securities) the specified zero coupon U.S. treasury security that matures on May 15, 2007.

•	The pledged senior note or the pledged treasury securities will be released from the pledge and delivered to you.

•

The zero coupon U.S. treasury security together with the purchase contract would then constitute a stripped unit. The senior note (or, after a successful remarketing or special event redemption, treasury securities), which was previously a component of normal units, is tradable as a separate security.

•

The transformation of normal units into stripped units and senior notes and the transformation of stripped units and senior notes into normal units may generally be effected only in integral multiples of 40 units. If, however, the senior notes constituting a part of the normal units have been replaced with treasury securities due to a successful remarketing or special event redemption, the transformation of normal units into stripped units and the recreation of normal units from stripped units may be effected only in integral multiples of units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

The following illustration depicts the transformation of 40 normal units into 40 stripped units and one $1,000 principal amount senior note.

•	After remarketing, the normal units will include ownership interests in specified U.S. treasury securities in lieu of an ownership interest in senior notes.

•

You can also transform stripped units and senior notes (or, after a successful remarketing or special event redemption, treasury securities) into normal units. Following that transformation, the specified zero coupon U.S. treasury security, which was previously a component of the stripped units, is tradable as a separate security.

RISK FACTORS

Investing in the ACES Units involves risk. In deciding whether to invest in the units, you should carefully consider the disclosures in our Annual Report on Form 10-K for the year ended December 31, 2003 (our “Form 10-K”) under the captions “Cautionary Statement Regarding Forward Looking Statements” and “Risk Factors” as well as the risk factors set forth below, the disclosures in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (our “Form 10-Q”), the other information contained in this prospectus and the information you have been provided with or given access to regarding UnumProvident herein. The risks and uncertainties described below and in these documents are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the units and your investment could decline.

In this prospectus, “UnumProvident,” “we,” “our,” “ours” and “us” refer to UnumProvident Corporation unless the context otherwise requires. In the discussion below the ACES Units are also referred to as the “units” or the “equity security units”.

Risk Factors Related to Our Business

We could be adversely affected by a downgrade of the credit and debt ratings of UnumProvident and our subsidiaries.

Following the publication of our earnings release for the first quarter of 2004 on May 5, 2004, Standard and Poor’s on May 6, 2004 downgraded our counterparty credit rating and senior debt rating to BB+ from BBB- while at the same time lowering our counterparty credit and financial strength ratings on our insurance company subsidiaries to BBB+ from A-, all with a “stable” outlook, citing concerns about the consistency of our risk control and valuation practices, volatility of our financial results, level of our operating earnings, particularly with respect to group disability, and our orientation towards market share growth. The change to BB+ represents a below investment grade rating. This action follows the action taken by Moody’s and Fitch in the first quarter of 2004 to place under review our ratings for possible downgrade due to concerns expressed about the Company’s fourth quarter of 2003 reserve strengthening for group income protection and the profitability of this line of business. Also on May 6, 2004, A.M. Best reaffirmed its ratings of the Company and its insurance company subsidiaries and continued its negative outlook and Fitch Ratings reaffirmed its ratings of the Company and its insurance company subsidiaries while keeping the ratings under review for possible downgrade pending a review of the Company’s reserves under Fitch’s model. There can be no assurance that further downgrades by these or other ratings agencies, particularly in light of the Standard and Poor’s downgrade, will not occur following the completion of this offering.

The Company competes based in part on the financial strength ratings provided by rating agencies, which were also the subject of the recent downgrade. The downgrade of the financial strength ratings can be expected to adversely affect the Company. The financial strength downgrade could, among other things, adversely affect the Company’s relationships with distributors of its products and service and retention of its sales force, negatively impact persistency and new sales, particularly large case group sales and individual sales, and generally adversely affect its ability to compete. The Company is considering various measures aimed at minimizing these adverse effects and such measures may increase the Company’s expenses.

Downgrades in the Company’s debt ratings can be expected to adversely affect the Company’s ability to raise capital or its cost of capital.

Our Annual Report contains important Risk Factors and other information related to our business.

Our Form 10-K includes important risk factors and other information related to our business. Many of these are included under the caption “Cautionary Statement Regarding Forward Looking Statements” and in Item 1,

Part I of our Form 10-K (including the caption “Risk Factors”). You should also read carefully the discussions contained in our Form 10-K before making an investment decision, including the following:

•	the discussions regarding the determination of our reserves on pages 10 and 11, 26 to 28, and 32 and 33 of our Form 10-K;

•	the discussion regarding the effect of persistency on our amortization of deferred policy acquisition costs, beginning on page 28 of our Form 10-K;

•	the discussion regarding possible impairment of recorded goodwill on pages 30 and 31 of our Form 10-K;

•	the discussion regarding our investment portfolio, including the portion comprised of securities rated below investment grade, on pages 56 through 72 of our Form 10-K;

•	the discussion regarding our use of reinsurance on pages 10 and 30 of our Form 10-K;

•

the discussion regarding the regulatory examinations and investigations and litigation to which we are subject in note 15 to our Consolidated Financial Statements included in our Form 10-K, in particular those examinations, investigations and allegations of improper claims handling practices and procedures;

•	the discussion regarding the comprehensive regulation to which we are subject, beginning on page 11 of our Form 10-K;

•	the discussion regarding the noncancellable nature of the policies in our Closed Block on pages 7 and 8 of our Form 10-K;

•

the discussion regarding the competitiveness of our business on page 11 of our Form 10-K, and the discussion regarding possible declines in the rate of sales growth for both group and individual income protection products due to competitive pricing on page 42 of our Form 10-K;

•	the discussion regarding the possibility of lower persistency or lower profit margins on our group income life business on pages 42 and 43 of our Form 10-K; and

•

the discussion regarding the possible adverse effects of negative media attention or downgrades in financial strength ratings on our ability to grow sales and renew existing business on page 39 of our Form 10-K.

Our Form 10-Q contains important updated information related to our business.

Our Form 10-Q contains important information related to our business, including a discussion of commitments and contingent liabilities in Note 9 to our Condensed Consolidated Financial Statements. You should read these discussions carefully, including, in particular, the updated discussion of improper claims-handling practices and procedures.

Risk Factors Related to the Units

You will bear the entire risk of a decline in the price of our common stock.

The market value of the common stock you will purchase on the stock purchase date may be materially lower than the price per share that the purchase contract requires you to pay. If the average of the closing price per share of our common stock over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date is less than $14.74 per share, you will be required to purchase shares of common stock at a price per share of $14.74 on the stock purchase date. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline and that the decline could be substantial.

You will receive only a portion of any appreciation in the common stock price.

The aggregate market value of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average of the closing price per share of common stock over the 20 trading-day period ending on the third trading day immediately preceding the stock purchase date equals or exceeds $16.95, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 15% over $14.74. If the applicable average closing price exceeds $14.74, which is referred to as the “reference price,” but falls below the threshold appreciation price, you will realize no equity appreciation on the shares of common stock for the period during which you own a unit. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of our common stock you will receive under the purchase contract will be approximately 87.0% of the value of the shares of common stock you could have purchased with $25 at the time of the offering. During the period prior to settlement, an investment in the units affords less opportunity for equity appreciation than a direct investment in our common stock.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the units.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock and the units. In addition, market conditions can affect the capital markets generally, thereby affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the units. The arbitrage could, in turn, negatively affect the trading prices of the units and our common stock.

You may suffer dilution of the common stock issuable upon settlement of your purchase contract.

The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify our capital structure. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, including employee stock option grants, ordinary dividends, offerings of shares of common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of the shares of common stock. The terms of the units do not restrict our ability to offer shares of common stock in the future or to engage in other transactions that could dilute the shares of common stock. We have no obligation to consider the interests of the holders of the units in engaging in any such offering or transaction. If we issue additional shares of common stock, that issuance may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares of common stock holders are to receive on the stock purchase date to the price of our common stock, such other events may adversely affect the trading price of the units.

You will have no rights as common stockholders but will be subject to all changes with respect to our common stock.

The fact that you hold a purchase contract does not make you a holder of our common stock. Until you acquire shares of common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the shares of common stock. Future dividend payments will depend on our level of earnings, financial requirements and other relevant factors. Only holders of our common stock, not holders of units, will receive such dividends. Upon settlement of your purchase contract, you will only be entitled to exercise the rights of a holder of our common stock as such rights exist at that time and only with respect to actions for which the record date occurs after the settlement date.

Your pledged securities will be encumbered.

Although holders of units hold beneficial ownership interests in the underlying pledged senior notes or treasury securities, those securities have been pledged with the collateral agent to secure the holders’ obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their ownership interest in the pledged senior notes or treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus.

The purchase contract agreement has not been and will not be qualified under the Trust Indenture Act. The obligations of the purchase contract agent will be limited.

Even if transactions in the units are covered by an effective registration statement under the Securities Act, the purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who acts as the agent and the attorney-in-fact for the holders of the units, has not been and will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the units will not have the benefits of the protections of the Trust Indenture Act other than to the extent applicable to a senior note included in a unit or as specified in the purchase contract agreement, such as the right to cause the purchase contract agent to be removed for “conflicting interests,” as defined in the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent has only limited obligations to the holders of the units.

If a security is issued under an indenture, you as a holder would generally have the following additional protections: (1) provisions that obligate an indenture trustee, within 90 days of ascertaining that it has a “conflicting interest,” to either eliminate the conflicting interest or resign; (2) provisions that prevent an indenture trustee that is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and (3) the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

Holders of senior notes have only limited rights of acceleration.

Holders of senior notes may accelerate payment of the principal and accrued and unpaid interest on the senior notes only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants and specific events of bankruptcy, insolvency and reorganization relating to us.

Delivery of the securities under the pledge agreement is subject to potential delay if we become subject to a bankruptcy proceeding.

Notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the federal bankruptcy code, the imposition of an automatic stay under Section 362 of the federal bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allows your collateral to be returned to you.

We may redeem the senior notes upon the occurrence of a special event.

We have the option to redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a special event occurs and continues under the circumstances described in this prospectus. See “Description of the Senior Notes—Special Event Redemption” in this prospectus. If we exercise this option, the senior notes will be redeemed at the redemption price described in this prospectus. If the senior notes are redeemed, we will pay the redemption price in cash to the holders of ownership interests in the senior notes. If the special event redemption occurs prior to the earlier of the stock purchase date or a successful remarketing of the senior notes, the redemption price payable to you as a holder of the normal units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a portfolio of zero coupon U.S. treasury securities on your behalf, and will remit the remainder of the redemption price, if any, to you, and these treasury securities will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the normal units. If your senior notes are not components of normal units, you, rather than the collateral agent, will receive the related redemption payments. We can give you no assurance as to the effect on the market prices for the normal units if we substitute the treasury securities as collateral in place of any senior notes so redeemed. A special event redemption will be a taxable event to the holders of the senior notes.

Because we are a holding company with no operations of our own, our obligations under the senior notes and the purchase contracts are effectively subordinated to the obligations of our subsidiaries, including policyholder claims.

We are a holding company with no operations of our own. Our ability to pay our obligations under the purchase contracts and the senior notes is dependent upon our ability to obtain cash dividends or other cash payments or loans from our subsidiaries. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of inter-company indebtedness) to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes and the purchase contracts will be effectively subordinated to the obligations of our subsidiaries, including policyholder claims.

We may be able to incur substantially more indebtedness, including secured debt that would effectively rank senior, as to the assets securing such debts, to our obligations under the senior notes and purchase contracts. Although holders of senior notes have limited acceleration rights upon the occurrence and continuation of an event of default, there are no provisions in either the indenture or the senior notes that protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control. Any deterioration in our financial condition could adversely affect our ability to make quarterly interest payments on and to repay the principal amount of the senior notes, and may also make it more difficult to remarket the senior notes successfully. Unless the purchase contracts are terminated because of our bankruptcy, insolvency or reorganization, on the stock purchase date we will issue the required number of shares notwithstanding any decline in value of the senior notes included in the normal units. Nevertheless, any deterioration in our financial condition would have an adverse impact on the value of separate notes.

Our obligations under the senior notes and purchase contracts will effectively rank below our existing and future senior secured obligations.

Our obligations under the senior notes and purchase contracts will rank equally in right of payment with all of our existing and future unsubordinated obligations. However, our obligations under the senior notes and purchase contracts will be general unsecured obligations and therefore will be effectively subordinated to all of our existing and future senior secured obligations to the extent of the value of the assets securing such obligations. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of the Company, our assets will be available to satisfy our senior secured obligations before any payment may be made on our obligations under the senior notes and purchase contracts. In addition, to the extent that such assets cannot satisfy in full our senior secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment (or effectively senior if it was the obligation of a subsidiary) with our obligations under the senior notes and purchase contracts. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the senior notes.

We may defer contract adjustment payments.

We have the option to defer the payment of all or part of the contract adjustment payments on the purchase contracts forming a part of the units until no later than the stock purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 8.25 % per year (compounded quarterly) until paid. If we defer any contract adjustment payments until the stock purchase date, you will receive additional shares of common stock in lieu of a cash payment. If the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

We may be unable to repay the senior notes.

At maturity, the entire outstanding principal amount of any outstanding senior notes will become due and payable by us. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount due. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayment of the senior notes. In the event that the maturity date occurs at a time when we are prohibited from repaying the senior notes, we could attempt to obtain the consent of the lenders under those arrangements to purchase the senior notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay the senior notes. In that case, our failure to repay the senior notes at maturity would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our other indebtedness some of which may rank or may effectively rank senior to the senior notes.

Our inability to successfully remarket the senior notes may adversely affect the liquidity, if any, of any remaining outstanding senior notes.

If no successful remarketing occurs by the stock purchase date, we will exercise our rights as a secured creditor and, subject to applicable law, retain the securities pledged as collateral or sell them in one or more private sales or otherwise. As a result, the only senior notes that will thereafter be outstanding and publicly tradable will be those senior notes that were not part of normal units on the stock purchase date. In such a case, because the aggregate principal amount of such remaining senior notes may be significantly lower than the initial aggregate principal amount of the senior notes, and because the interest rate on the senior notes will not be reset, the market liquidity of such remaining senior notes may be significantly reduced as compared to the case in which a successful remarketing occurs, the interest rate on the senior notes is reset, and all of the initial aggregate principal amount of the senior notes are expected to be outstanding and publicly tradable.

You will be required to accrue original issue discount on the senior notes for United States federal income tax purposes.

Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount for United States income tax purposes. Assuming the senior notes are so treated, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for United States income tax purposes on a constant yield-to-maturity basis, regardless of your usual method of tax accounting, and adjustments will be made to reflect actual payments on the senior notes. For all accrual periods ending on or prior to February 15, 2007, and possibly thereafter, the original issue discount that accrues on the senior notes will exceed the stated interest payments on the senior notes. In addition, any gain on the disposition of a senior note before the stock purchase date will generally be treated as ordinary interest income, and the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

The price at which the senior notes may be sold may not fully reflect the value of their accrued but unpaid interest.

The price at which the senior notes may be sold may not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss. Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

Risk Factors Related to Our Common Stock

The price of our common stock has recently experienced significant volatility, which could adversely affect the value of your investment.

For the period from January 1, 2003 to May 12, 2004, the high and low prices at which our common stock has traded on the New York Stock Exchange have been $19.54 and $5.91, respectively. This volatility in the price of our common stock may continue in the future. To the extent that this volatility continues, investors may perceive our common stock as a less desirable investment, and our common stock may trade at prices lower than those at which it would trade in the absence of this volatility.

We may not make dividend payments on our common stock.

Future dividend payments will depend upon the dividends we receive from our insurance company subsidiaries, our level of earnings, financial requirements and ability to obtain debt or equity financing, and other relevant factors. Our annual dividend on our common stock was $0.30 per share, or $0.075 per share based on the quarterly dividend payable on February 20, 2004 to stockholders of record on January 26, 2004. We cannot assure you that our board of directors will not decide in the future to eliminate or reduce the amount of dividends we pay, if they believe it is in our best interests.

Regulatory requirements and provisions of our restated certificate of incorporation and restated by-laws could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests.

Most states, including the states in which our insurance company subsidiaries are domiciled, have laws and regulations that require regulatory approval of a change in control of an insurer or an insurer’s holding company. Where such laws and regulations apply to us and our insurance company subsidiaries, there can be no effective change in our control unless the person seeking to acquire control has filed a statement with specified information with the insurance regulators and has obtained prior approval for the proposed change from such regulators. The usual measure for a presumptive change in control pursuant to these laws is the acquisition of 10% or more of the voting stock of an insurance company or its parent, although this presumption is rebuttable. Consequently, a person may not acquire, including by purchases of shares in this offering, 10% or more of our common stock without the prior approval of the insurance regulators in the states in which our insurance company subsidiaries are domiciled.

Our restated certificate of incorporation and restated by-laws also contain provisions that may delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. These provisions, which we describe under “Description of Common Stock—Certain Provisions That May Have an Anti-Takeover Effect” in this prospectus, may adversely affect prevailing market prices for our common stock and include:

•	classification of our board of directors into three classes that serve staggered three-year terms;

•	a prohibition on entering into a business combination with a person who is an “interested stockholder” unless the business combination transaction is approved by a supermajority vote;

•	restrictions on the calling of special meetings of stockholders;

•	a prohibition on stockholders taking action by written consent; and

•	a supermajority voting requirements for the amendment of certain provisions of our restated certificate of incorporation and restated by-laws.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling securityholder of the units. The selling securityholders will receive all proceeds from such sale under this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange under the symbol “UNM”. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the amount of per-share dividends declared on our common stock.

	High	Low	Dividend
2001
1st Quarter	$30.4400	$23.8125	$0.1475
2nd Quarter	33.7500	27.0300	0.1475
3rd Quarter	33.0100	22.2500	0.1475
4th Quarter	27.3500	22.4100	0.1475
2002
1st Quarter	$29.7000	$25.9800	$0.1475
2nd Quarter	29.4900	24.0000	0.1475
3rd Quarter	25.4000	17.6400	0.1475
4th Quarter	21.4900	16.3000	0.1475
2003
1st Quarter	$19.5400	$5.9100	$0.1475
2nd Quarter	14.2800	8.7000	0.0750
3rd Quarter	15.7500	12.0000	0.0750
4th Quarter	16.8100	14.0000	0.0750
2004
1st Quarter	$16.4000	$14.0100	$0.0750
2nd Quarter (through May 12, 2004)	15.9700	13.5000	—

On May 12, 2004, the last reported sale price for our common stock was $14.00 per share. As of April 30, 2004, there were 296,410,630 holders of record of our common stock.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges including our consolidated subsidiaries is computed by dividing earnings by fixed charges. The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	1999(2)	2000	2001	2002	2003(2)	2004(3)
Ratio of Earnings to Fixed Charges(1)	0.0x	5.2x	5.0x	4.3x	(1.1)x	(13.3)x

(1)

For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.

(2)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $159.0 million for 1999 and $435.2 million for 2003.

(3)	Earnings were inadequate to cover fixed charges. The coverage deficiency totaled $770.2 million for the three months ended March 31, 2004.

As of the date of this prospectus, we have no preferred stock outstanding.

OVERVIEW OF ACES UNITS

Set forth below is a description of the 8.25% Adjustable Conversion-Rate Equity Security Units, referred to herein as the “units” or the “equity security units”. This description consists of:

•	a description of the accounting treatment of the equity security units;

•	a description of the equity security units;

•	a description of the senior notes which comprise a part of the equity security units;

•	a description of the U.S. federal income tax consequences related to the equity security units;

•	a description of ERISA considerations relating to the equity security units; and

•	a description of our common stock.

ACCOUNTING TREATMENT

General

The proceeds from the sale by us of the units to the initial purchasers in the private placement were allocated between the purchase contracts and the senior notes based on the fair value of each at the date of the offering. The fair value of each purchase contract at the time of original issuance was $0.00.

We recognized the present value of the quarterly purchase contract adjustment payments as a liability with an offsetting reduction in stockholders’ equity. The quarterly purchase contract adjustment payments will be allocated between the liability recognized at the date of issuance and interest expense based on a constant rate calculation over the term of the purchase contract.

The quarterly and, after a successful remarketing, semi-annual interest payments on the senior notes will be recognized as interest expense.

The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of our common stock. The $25 we receive will be credited to stockholders’ equity and allocated between our common stock and additional paid-in capital accounts.

Fees and expenses incurred in connection with the private placement by us have been allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes has been deferred and will be recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to stockholders’ equity. When we settle the purchase contracts, we will issue the requisite number of shares of our common stock, and the amount we receive will be added to stockholders’ equity and allocated between common stock and additional paid-in capital.

Earnings per Share

Before the settlement of the purchase contracts, we will consider the common stock to be issued under the purchase contracts in our calculation of diluted earnings per share using the treasury stock method. Under this method, we will increase the number of shares of our common stock used in calculating diluted earnings per share by the excess, if any, of the number of shares we would be required to issue to settle the purchase contracts over the number of shares that we could purchase using the proceeds from the settlement of the purchase contracts. We anticipate that there will be no dilution of our earnings per share except during the periods when the average price of our common stock is above $16.95 per share.

Other Matters

Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the units. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups.

DESCRIPTION OF THE EQUITY SECURITY UNITS

We summarize below the principal terms of the equity security units, which we refer to as the “equity security units” or the “units,” and the purchase contracts, senior notes and common stock deliverable on the settlement of the purchase contracts, which we collectively refer to as the “underlying securities” in this prospectus. The following description is not complete, and we refer you to the agreements that will govern your rights as a holder of units. You should read this entire description and the Risk Factors discussed above in this prospectus carefully before investing in the units.

Overview

Each unit has a stated amount of $25. Each unit consists of and represents:

(1)	a purchase contract pursuant to which:

•

you will agree to purchase, and we will agree to sell, for $25, shares of our common stock on the stock purchase date, the number of which will be determined by the settlement rate described below, based on the average trading price of the common stock for a period preceding the stock purchase date, calculated in the manner described below; and

•	we will pay you contract adjustment payments on a quarterly basis at the annual rate of 3.165% of the stated amount of $25, subject to our right to defer such payments as specified below; and

(2)	a 1/40, or 2.5%, ownership interest in a 5.085% senior note due May 15, 2009 of UnumProvident, with a principal amount of $1,000, on which we will pay interest at the initial annual rate of 5.085% until the settlement date of a successful remarketing of the senior notes and at the reset rate (as described below) thereafter. Interest will be payable quarterly in arrears on and prior to the stock purchase date and semi-annually in arrears thereafter.

You will own the ownership interests in senior notes that are a component of your units, but those interests have been pledged to the collateral agent for our benefit to secure your obligations under the related purchase contracts. Each holder of normal units may elect at any time on or before the seventh business day prior to the stock purchase date (subject to certain exceptions) to withdraw from the pledge the pledged senior notes or, after a successful remarketing or special event redemption described below, the pledged treasury securities underlying the normal units by substituting, as pledged securities, specifically identified treasury securities that will pay at maturity an amount equal to the aggregate principal amount of the senior notes or treasury consideration, as the case may be, for which substitution is being made. Upon such substitution, the pledged senior notes or pledged treasury securities, as the case may be, will be released from the pledge and delivered to the holder. The normal units would then become “stripped units.” Holders of stripped units may recreate normal units by re-substituting senior notes or, after a successful remarketing or a special event redemption, the applicable specified treasury securities, for the treasury securities underlying the stripped units.

We have entered into:

•

a purchase contract agreement with JPMorgan Chase Bank, as purchase contract agent, governing the appointment of the purchase contract agent as the agent and attorney-in-fact for the holders of the units, the purchase contracts, the transfer, exchange or replacement of certificates representing the units and certain other matters relating to the units; and

•

a pledge agreement with BNY Midwest Trust Company, as collateral agent, custodial agent and securities intermediary, creating a pledge and security interest for our benefit to secure the obligations of holders of units under the purchase contracts.

As a beneficial owner of the units, you will be deemed to have:

•	irrevocably agreed to be bound by the terms of the purchase contract agreement, the pledge agreement and your purchase contract for so long as you remain a beneficial owner of such units; and

•

appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract and pledge agreement on your behalf and in your name.

In addition, as a beneficial owner of the units, you will be deemed by your acceptance of the units to have agreed, for all tax purposes, to treat yourself as the owner of the related interests in the senior notes or the treasury securities, as the case may be, and to treat your interest in the senior notes as our indebtedness.

We have allocated $25.00 of the purchase price received by us in the private placement of each unit to the ownership interest in the related senior note and $0.00 to the related purchase contract on our consolidated financial statements.

Creating Stripped Units and Recreating Normal Units

Holders of normal units have the ability to “strip” those units and take delivery of the pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities, creating “stripped units,” and holders of stripped units will have the ability to recreate normal units from their stripped units by depositing senior notes or, after a successful remarketing or special event redemption, the applicable treasury securities as described in more detail below. Holders who elect to create stripped units or recreate normal units will be responsible for any related fees or expenses.

Creating Stripped Units

Each holder of normal units may create stripped units and withdraw the pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities underlying the normal units by substituting, as pledged securities, the treasury securities described below in a total principal amount at maturity equal to the aggregate principal amount of the senior notes or treasury securities, as the case may be, for which substitution is being made. Holders of normal units may create stripped units at any time on or before the seventh business day prior to the stock purchase date, except that they may not create stripped units during the period from four business days prior to the first day of the first or second remarketing period until the expiration of three business days after the end of that period.

Because treasury securities are issued in integral multiples of $1,000, holders of normal units may make the substitution only in integral multiples of 40 normal units. However, after a successful remarketing of the senior notes or the occurrence of a special event redemption, the holders may make the substitution only in integral multiples of normal units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000. In order to create 40 stripped units, a normal unit holder must substitute, as pledged securities, zero coupon U.S. treasury securities (CUSIP No. 912833GA2) which mature on May 15, 2007 and will pay $1,000 at maturity. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent to secure your obligation to purchase the shares of common stock under your purchase contract, and the pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities underlying the normal units will be released to the unit holder.

To create stripped units, you must:

•

deposit with the collateral agent the treasury securities described above, which will be substituted for the pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities underlying your normal units and pledged to the collateral agent to secure your obligation to purchase our common stock under your purchase contract;

•	transfer the normal units to the purchase contract agent; and

•

deliver a notice to the purchase contract agent stating that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities underlying the normal units.

Upon the deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the related normal units;

•	transfer to you the underlying pledged senior notes or, after a successful remarketing or special event redemption, the pledged treasury securities; and

•	deliver to you the stripped units.

Any senior notes or treasury securities, as the case may be, released to you will be tradable separately from the resulting stripped units. Interest on the senior notes will continue to be payable in accordance with their terms.

Recreating Normal Units

Each holder of stripped units may recreate normal units by substituting, as pledged securities, senior notes or, after a successful remarketing or special event redemption, the applicable treasury securities then constituting a part of the normal units for the treasury securities underlying the stripped units. Holders may recreate normal units at any time on or before the seventh business day prior to the stock purchase date, except that they may not recreate normal units during the period from four business days prior to the first day of the first or second remarketing period until the expiration of three business days after the end of that period.

Upon recreation of normal units, the senior notes or, after a successful remarketing or special event redemption, the applicable treasury securities will be pledged with the collateral agent to secure the holder’s obligation to purchase shares of common stock under the purchase contract, and the treasury securities underlying the stripped units will be released to the unit holder. Because treasury securities are issued in integral multiples of $1,000, holders of stripped units may make the substitution only in integral multiples of 40 stripped units. If, however, treasury securities have replaced the senior notes as a component of the normal units as the result of a successful remarketing of the senior notes or a special event redemption, holders of the stripped units may make this substitution using the applicable treasury securities instead of senior notes and only in integral multiples of stripped units such that both the treasury securities to be deposited and the treasury securities to be released are in integral multiples of $1,000.

To recreate normal units from stripped units, you must:

•	deposit with the collateral agent:

•

if the substitution occurs prior to a successful remarketing of the senior notes or the occurrence of a special event redemption, senior notes having an aggregate principal amount equal to the aggregate stated amount of your stripped units; or

•

if the substitution occurs after a successful remarketing of the senior notes or the occurrence of a special event redemption, the applicable treasury securities then constituting a part of the normal units;

•	transfer the stripped units to the purchase contract agent; and

•

deliver a notice to the purchase contract agent stating that you have deposited the senior notes or, after a successful remarketing or special event redemption, the applicable treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged treasury securities underlying those stripped units.

The senior notes or, after a successful remarketing or special event redemption, the applicable treasury securities will be substituted for the pledged treasury securities underlying your stripped units and will be pledged with the collateral agent to secure your obligation to purchase shares of common stock under your purchase contract.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release to the purchase contract agent of the underlying pledged treasury securities from the pledge under the pledge agreement free and clear of our security interest. The purchase contract agent will:

•	cancel the related stripped units;

•	transfer the underlying treasury securities to you; and

•	deliver the normal units to you.

Current Payments

If you hold normal units, you will receive payments consisting of:

•	quarterly contract adjustment payments on the purchase contracts at the annual rate of 3.165% of the $25 stated amount through and including the stock purchase date;

•	quarterly interest payments on the senior notes pledged in respect of your normal units at the annual rate of 5.085% of the principal amount until a successful remarketing of the senior notes; and

•

if your senior notes are successfully remarketed, a cash payment on the stock purchase date in respect of each of your normal units equal to 1/40, or 2.5%, of a quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of 5.085%.

If you hold stripped units and do not separately hold senior notes, you will receive only quarterly contract adjustment payments on the purchase contracts at the annual rate of 3.165% of the $25 stated amount through and including the stock purchase date. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the pledged treasury securities on a constant yield basis or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.

We may defer the contract adjustment payments until no later than the stock purchase date as described below. If we defer any of these payments, we will accrue additional payments on the deferred amounts at the annual rate of 8.25% until paid. We are not entitled to defer interest payments on the senior notes.

We are a holding company with no operations of our own. Our ability to pay our obligations under the purchase contracts and the senior notes is dependent upon our ability to obtain cash dividends or obtain loans from our subsidiaries. We and our operating subsidiaries are separate and distinct legal entities and they will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of inter-company indebtedness) to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. See “Business—Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus, and “Risk Factors Related to the Units—Because we are a holding company with no operations of our own, our obligations under the senior notes and the purchase contracts are effectively subordinated to the obligations of our subsidiaries”.

In addition, because we are a holding company, except to the extent that we have priority or equal claims against our subsidiaries as a creditor, our obligations under the senior notes and the purchase contracts will be effectively subordinated to the obligations of our subsidiaries because, as a shareholder of our subsidiaries, we will be subject to the prior claims of their creditors and policyholders.

If you hold senior notes separately from the units and do not separately hold stripped units, you will receive only the interest payable on the senior notes. The senior notes, whether held separately from or as part of the units, will pay interest at the initial annual rate of 5.085% of the principal amount of $1,000 per senior note until the settlement date of a successful remarketing or, if no remarketing occurs, until maturity. If there is a successful remarketing of the senior notes, the rate of interest payable from the settlement date of the successful remarketing until their maturity on May 15, 2009 will be the reset rate, which will be a rate established by the remarketing agent that meets the requirements described under “—Remarketing” below. However, if a reset rate meeting the requirements described herein cannot be established on a remarketing date, the interest rate will not be reset on such date and will continue to be the initial annual rate of 5.085% until a reset rate meeting the requirements described herein can be established on a later date no later than the third business day prior to the stock purchase date. If no remarketing occurs on or prior to the third business day prior to the stock purchase date, the initial rate will continue to be the rate at which the senior notes accrue interest until maturity of the senior notes.

Contract adjustment payments and interest payments on the senior notes payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments and interest on the senior notes will accrue from the date of original issuance and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2004; provided, however, that following the stock purchase date, interest on the senior notes shall be payable semi-annually in arrears on May 15 and November 15 of each year. Contract adjustment payments shall cease accruing on the stock purchase date. However, if the purchase contracts are settled early, at your option, or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

Our obligations with respect to the senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt. See “Description of the Senior Notes” below. Our obligations with respect to contract adjustment payments are subordinate and junior in right of payment to our obligations under our senior indebtedness. Senior indebtedness means any of our indebtedness of any kind unless the instrument under which it is incurred expressly provides that it is in parity or subordinate in right of payment to the contract adjustment payments. We will not be permitted to make any contract adjustment payments if a payment default shall have occurred and be continuing with respect to any of our senior indebtedness or the maturity of any of our senior indebtedness shall have been accelerated because of a default.

Contract adjustment payments and interest payments on the senior notes are payable to the holders of units as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the units remain in book-entry only form, the record date will be the business day prior to the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of such units. If any date on which these payments and distributions are to be made is not a business day, then amounts payable on that date will be made on the next day that is a business day (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay). However, if such business day is in the next calendar year, payment will be made on the prior business day, in each case with the same force and effect as if made on the payment date.

Option to Defer Contract Adjustment Payments

We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the related purchase contracts forming a part of normal units and stripped units until no later than the stock purchase date. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 8.25% per year (compounding on each succeeding payment date) until paid. If you elect to settle your purchase contracts early, or the purchase contracts are terminated upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us, your right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until the stock purchase date, each holder of normal units and stripped units will receive on the stock purchase date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of common stock (in addition to a number of shares of common stock equal to the settlement rate) equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value of the shares of common stock (as defined below under “—Description of the Purchase Contracts”).

We will not issue any fractional shares of common stock with respect to the payment of deferred contract adjustment payments on the stock purchase date. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share of common stock, calculated on an aggregate basis with respect to all such payments you are entitled to receive, multiplied by the applicable market value of our common stock.

In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than:

•

repurchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a share purchase or dividend reinvestment plan, or our satisfaction of our obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

•

dividends or distributions in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of our capital stock in connection with the issuance or exchange of our capital stock (or securities convertible into or exchangeable for shares of our capital stock); or

•

redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or the redemption or repurchase of any rights pursuant thereto.

Our subsidiaries will not be restricted from making any similar payments on their capital stock if we exercise our option to defer payments of any contract adjustment payments.

Description of the Purchase Contracts

Each purchase contract underlying a unit, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and UnumProvident to sell, for $25, on the stock purchase date a number of newly issued shares of common stock equal to the settlement rate.

The settlement rate, subject to adjustment under certain circumstances as described under “—Anti-dilution Adjustments” below, will be as follows:

•

If the “applicable market value” of the common stock (which is the average of the closing price per share of common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date) is equal to or greater than the threshold appreciation price of $16.95 (which is 15% above the reference price of $14.74), then the settlement rate (which is equal to $25 divided by $16.95) will be 1.4748 shares of common stock per purchase contract. Accordingly, if the market price for the common stock increases to an amount that is greater than $16.95 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the common stock, will be greater than $25, and if the market price equals $16.95, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the common stock, will equal $25.

•

If the applicable market value of the common stock is less than $16.95 but greater than $14.74, the settlement rate will be equal to $25 divided by the applicable market value of the common stock per purchase contract. Accordingly, if the market price for the common stock increases but that market price is less than $16.95 on the settlement date, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the shares of common stock, will equal $25.

•

If the applicable market value of the common stock is less than or equal to $14.74, the settlement rate (which is equal to $25 divided by $14.74) will be 1.6961 shares of common stock per purchase contract. Accordingly, if the market price for the common stock decreases to an amount that is less than $14.74 on the settlement date, the aggregate market value of the common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the shares of common stock, will be less than $25, and if the market price equals $14.74, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the common stock, will equal $25.

For purposes of determining the applicable market value of the common stock, the closing price of the common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the common stock on the New York Stock Exchange on that date. If the common stock is not listed for trading on the New York Stock Exchange on any date, the closing price of the common stock on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which the common stock is listed, or if the common stock is not so listed on a U.S. securities exchange, as reported by the Nasdaq stock market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market value of the common stock on that date as determined by a nationally recognized independent investment banking firm we retain for this purpose.

A trading day is a day on which the common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock by the close of business on such day.

Settlement

Settlement of the purchase contracts will occur on the stock purchase date, unless:

•	you have settled the related purchase contract prior to the stock purchase date through the delivery of cash to the purchase contract agent in the manner described in “—Early Settlement” below;

•

we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for the common stock consists of cash or cash equivalents, and you have settled the related purchase contract through an early settlement as described in “—Early Settlement Upon Cash Merger” below; or

•	an event described under “—Termination of Purchase Contracts” below has occurred.

The settlement of the purchase contracts on the stock purchase date will occur as follows:

•

for the stripped units or normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy in full your obligation to purchase our common stock under the purchase contracts; and

•

for the normal units in which the related senior notes remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the senior notes in accordance with applicable law in order to satisfy in full your obligation to purchase our common stock under the purchase contracts.

In either event, the shares of common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the units, if the units are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of the shares of common stock to any person other than you.

Prior to the date on which the shares of common stock are issued in settlement of the purchase contracts, the shares of common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the shares of common stock, by virtue of holding the purchase contracts.

No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable, you will be entitled to receive an amount in cash equal to the fraction of a share of common stock, calculated on an aggregate basis in respect of the purchase contracts you are settling, multiplied by the applicable market value.

Tax Treatment

Each holder of normal units agrees for all federal, state and local tax purposes to (i) treat itself as owner of the senior notes or treasury securities constituting part of the normal units or the stripped units (as the case may be), (ii) treat the senior notes as indebtedness and (iii) allocate 100.00% of the issue price of the normal units to the senior note and 0.00% to the purchase contract included therein.

Remarketing

The senior notes held by each holder of normal units will be remarketed in a remarketing, unless the holder elects not to participate in the remarketing. In the event of a successful remarketing, the proceeds of such remarketing will be used to purchase treasury securities, which will be pledged to secure the obligations of such participating holder of normal units under the related purchase contract. Cash payments received upon maturity of the pledged treasury securities underlying the normal units of such holder will be used (1) to satisfy such holder’s obligation to purchase shares of common stock on the stock purchase date and (2) to make a cash payment to such holder on the stock purchase date of an amount per normal unit equal to 1/40, or 2.5%, of a quarterly interest payment payable on the $1,000 principal amount of a senior note at the initial annual rate of 5.085%.

Unless a holder of normal units delivers treasury securities in the amount and the types specified by the remarketing agent, as described below, the senior notes that are included in the normal units will be remarketed on the remarketing date, or, if the remarketing agent fails to remarket the senior notes on such date, a later date as described below. The remarketing date will be the third business day preceding February 15, 2007, the last quarterly payment date before the stock purchase date.

We will enter into a remarketing agreement with a nationally recognized investment banking firm, pursuant to which that firm will agree, as remarketing agent, to use commercially reasonable best efforts to remarket the senior notes that are included in normal units (or separately held senior notes) that are participating in the remarketing, at a price per senior note equal to at least 100.25% of the remarketing value (or, if the remarketing agent is unable to remarket the senior notes at such a price, at a price below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%).

Prior to any remarketing, we plan to file and obtain effectiveness of a registration statement with respect to the remarketing if so required under the U.S. federal securities laws at the time.

The “remarketing value” of a senior note will be equal to the sum of:

(1)	the value at the remarketing date (or any subsequent remarketing date described below) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the interest payment scheduled to be payable on the senior note on that date, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial rate; and

(2)	the value at the remarketing date (or any subsequent remarketing date) of such amount of treasury securities that will pay, on or prior to the stock purchase date, an amount of cash equal to the principal amount of the senior note.

For purposes of (1) and (2) above, the value on the remarketing date (or any subsequent remarketing date) of the treasury securities will assume that (a) the treasury securities are highly liquid treasury securities maturing on or within 35 days prior to the stock purchase date (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the treasury securities) and (b) those treasury securities are valued based on the ask-side price of the treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date (or any subsequent remarketing date), as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent, plus accrued interest to that date.

The remarketing agent will use the proceeds from the successful remarketing of the senior notes included in normal units to purchase, in its discretion, the amount and the types of treasury securities described in (1) and (2) above in respect of each such senior note that has been remarketed. The remarketing agent will purchase such treasury securities in open market transactions or at treasury auction and deliver them through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts of the holders of the normal units whose senior notes participated in the remarketing. The remarketing agent will deduct as a remarketing fee, after allowing for the aggregate purchase price of such treasury securities, an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, for payment to the holders of the normal units participating in the remarketing.

Alternatively, a holder of normal units may elect not to participate in the remarketing and, instead, retain the senior notes underlying those normal units by delivering, in respect of each senior note to be retained, the treasury securities described in (1) and (2) above, in the amount and the types specified by the remarketing agent, to the purchase contract agent on or prior to the fourth business day prior to the first day of a remarketing period and such treasury securities will be pledged to secure the obligations of such non-participating holder under the related purchase contracts. The treasury securities will be returned to the holder in the event of a failed remarketing and the senior notes will remain part of the holder’s normal units. In the event of a successful remarketing, cash payments received upon maturity of such pledged treasury securities will be used (1) to satisfy such holder’s obligation to purchase shares of common stock pursuant to such holder’s purchase contracts and (2) to make a payment to such holder on the stock purchase date of an amount per unit equal to a quarterly interest payment on a 1/40, or 2.5%, ownership interest of a senior note at the initial annual rate of 5.085%. If a holder of senior notes does not participate in the remarketing, the interest rate on such senior notes will nevertheless be reset if the remarketing is successful.

The purchase contract agent will give holders notice of normal units and separate notes of the remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms thereof) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day prior to the first day of a remarketing period. A holder electing not to participate in the remarketing must notify the purchase contract agent of such election and deliver such specified treasury securities to the purchase contract agent not later than 10:00 a.m., New York City time, on the fourth business day prior to the first day of a remarketing period. A holder that notifies the purchase contract agent of such election but does not so deliver the treasury securities and a holder that does not notify the purchase contract agent of its intention to make a cash settlement will be deemed to have elected to participate in the remarketing.

In order to facilitate the remarketing of the senior notes at the remarketing value described above, the remarketing agent will reset the rate of interest on the senior notes, effective from the settlement date of a successful remarketing until their maturity on May 15, 2009. The reset rate will be the rate sufficient to cause the then current market value of each senior note to be equal to at least 100.25% of the remarketing value (or, if the remarketing agent is unable to remarket the senior notes at such a price, at a price below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%). If the remarketing agent cannot establish a reset rate meeting such requirements on the remarketing date and therefore cannot remarket the senior notes participating in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value (or, 100.00%, if the remarketing agent has decided in his discretion to remarket at such rate), the remarketing agent will attempt to establish a reset rate meeting these requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding April 1, 2007. If the remarketing agent cannot establish such a reset rate during that period, it will make a final attempt to establish such a reset rate on the third business day immediately preceding the stock purchase date. We refer to each of these periods as “remarketing periods.” Any such remarketing will be at a price per senior note equal to at least 100.25% of the remarketing value (or, 100.00%, if the remarketing agent has decided in his discretion to remarket at such rate) on the subsequent remarketing date. If the remarketing agent fails to remarket the senior notes at that price by the end of the third business day immediately preceding the stock purchase date, any holder of normal units that has not otherwise settled its purchase contracts in cash by the business day immediately preceding the stock purchase date (but without regard to the notice requirements described below under “—Notice to Settle with Cash”) will be deemed to have directed us to retain the securities pledged as collateral in satisfaction of such holder’s obligations under the related purchase contract, and we will exercise our rights as a secured party with respect to such securities and may, subject to applicable law, retain the securities or sell them in one or more public or private sales to satisfy in full such holder’s obligation to purchase the shares of common stock under the related purchase contracts on the stock purchase date.

The obligation of a holder of purchase contracts to pay the purchase price for the shares of common stock under the underlying purchase contracts on the stock purchase date is a non-recourse obligation payable solely out of the proceeds of the senior notes or treasury securities pledged as collateral to secure the purchase obligation. A holder of a stripped unit who receives any payments of principal on account of any pledged treasury securities will be obligated to deliver such payments to UnumProvident for application to its obligation under the related purchase contracts. In no event will a holder of a purchase contract be liable for any deficiency between such proceeds and the purchase price for the shares of common stock under the purchase contract.

We will cause a notice of any failed remarketing period to be published on the fourth business day immediately following such period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also release this information by means of Bloomberg and Reuters (or successor or equivalent) newswire. In addition, we will request, not later than seven nor more than 15 calendar days prior to the remarketing period, that the depositary (initially The Depository Trust Company) notify its participants holding senior notes, normal units and stripped units of the remarketing period.

Optional Remarketing

On or prior to the fourth business day immediately preceding the first day of a remarketing period, but no earlier than the payment date immediately preceding February 15, 2007, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold these senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

On the business day immediately preceding the first day of a remarketing period, the custodial agent will deliver these separate senior notes to the remarketing agent for remarketing. The remarketing agent will use commercially reasonable best efforts to remarket the separately held senior notes included in the remarketing on the remarketing date at a price per senior note equal to at least 100.25% of the remarketing value (or, if the remarketing agent is unable to remarket the senior notes at such a price, at a price below 100.25% in the discretion of the remarketing agent, but in no event less than 100.00%). After deducting as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the total proceeds from such remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to such participating holders.

If, as described above, the remarketing agent cannot remarket the senior notes during a remarketing period, the remarketing agent will promptly return the senior notes to the custodial agent to release to the holders following the conclusion of that period.

Early Settlement

At any time not later than 10:00 a.m., New York City time, on the seventh business day prior to May 15, 2007, a holder of units may settle the related purchase contracts by delivering to the purchase contract agent immediately available funds in an amount equal to $25 multiplied by the number of purchase contracts being settled; provided that, at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. If such registration is required, we will use our commercially reasonable efforts to file and obtain effectiveness of such registration statement. Holders may settle the related purchase contracts early only in integral multiples of 40.

No later than the third business day after an early settlement, we will issue and deliver, and the holder will be entitled to receive, 1.4748 shares of common stock for each unit early settled, regardless of the market price of the shares of common stock on the date of early settlement, subject to adjustment under the circumstances described under “—Anti-dilution Adjustments” below. At that time, the holder’s right to receive contract adjustment payments and any deferred contract adjustment payments will terminate. The holder will also receive ownership interests in the senior notes or treasury securities underlying those units.

Notice to Settle with Cash

Unless treasury securities have replaced the ownership interests in the senior notes as a component of normal units as a result of a successful remarketing of the senior notes, a special event redemption has occurred or the purchase contract has been settled early or otherwise terminated, a holder of normal units may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date. A holder of a normal unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the normal unit certificate evidencing the normal unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the stock purchase date. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent prior to 11:00 a.m., New York City time, on the business day immediately preceding the stock purchase date, such holder will be deemed to have directed us to retain the related ownership interests in the senior note in full satisfaction of the holder’s obligation to purchase shares of common stock under the related purchase contract.

Early Settlement Upon Cash Merger

Prior to the stock purchase date, if we are involved in a merger, acquisition or consolidation in which at least 30% of the consideration for our common stock consists of cash or cash equivalents (“cash merger”), then on or after the date of the cash merger each holder of the units will have the right to accelerate and settle the related purchase contract at the settlement rate in effect immediately before the date of consummation of the cash merger. This right is referred to as the “merger early settlement right.” We will provide each of the holders with a notice within five business days of the completion of a cash merger. The notice will specify a date, which shall be not less than 20 nor more than 30 calendar days after the date of the notice, on which the merger early settlement will occur and a date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or before 5:00 p.m., New York City time, on the day specified in the notice, the certificate evidencing your units, if the units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier’s check. If you exercise the merger early settlement right, we will deliver to you on the date specified in the notice as the merger early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if the purchase contract had been settled immediately before the cash merger at the settlement rate in effect at such time. You will also receive the senior notes or treasury securities underlying those units. If you do not elect to exercise your merger early settlement right, your units will remain outstanding and continue to be subject to normal settlement on the stock purchase date.

Anti-dilution Adjustments

The formula for determining the settlement rate and the number of shares of common stock to be delivered upon an early settlement will be adjusted, without duplication, if certain events occur, including:

(1)	the payment of a dividend or other distributions on the common stock in shares of common stock;

(2)	the issuance to all holders of the common stock of rights, options or warrants, other than pursuant to any dividend reinvestment, share purchase or similar plans, entitling them to subscribe for or purchase the shares of common stock at less than the current market price (as defined below);

(3)	subdivisions, splits and combinations of the common stock;

(4)	distributions to all holders of common stock of evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash or in connection with a “spin-off” as described below);

(5)

regular quarterly, semi-annual or annual cash dividends or any other distributions by us or any of our subsidiaries consisting exclusively of cash to all holders of our shares of common stock, excluding any cash dividend on our shares of common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed $0.075 (the “dividend threshold amount”) (the dividend threshold amount is subject to adjustment in the same proportion as the settlement rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the settlement rate pursuant to this clause (5); and

(6)	the successful completion of a tender or exchange offer made by UnumProvident or one of its subsidiaries for the common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by UnumProvident or one of its subsidiaries for its shares of common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions (other than regular quarterly, semi-annual or annual cash dividends) to all holders of shares of common stock made within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

Solely as used above, the “current market price” per share of common stock on any day means the average of the closing price per share of common stock on each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the shares of common stock trade without the right to receive the issuance or distribution.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause the common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of units, become a contract to purchase only the kind and amount of such securities, cash or property instead of common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value on the stock purchase date of the securities, cash or property a holder would have received if it had held the shares covered by the purchase contract when the applicable transaction occurred. Holders have the right to settle their obligations under the purchase contracts early in the event of certain cash mergers as described under “—Early Settlement Upon Cash Merger.”

If at any time we make a distribution of property to our common shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See “U.S. Federal Income Tax Consequences—Purchase Contracts—Adjustment to Settlement Rate” below.

In the case of the payment of a dividend or other distribution on the shares of common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the settlement rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

•	the settlement rate by

•

a fraction, the numerator of which is the current market price per share of common stock plus the fair market value, both determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price per share of common stock.

The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of the shares of common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of the common stock means the average of the closing sale prices of the common stock over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of the common stock means the closing sale price of the common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

In addition, we may increase the settlement rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of the common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If an adjustment is not required to be made because it would not increase or decrease the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the purchase contract agent of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

The ownership interests in the senior notes or treasury securities underlying the units have been pledged to the collateral agent for our benefit. The collateral agent has acknowledged that, at the original issuance thereof, the senior notes were restricted securities under the Securities Act and could only be disposed of pursuant to an effective registration statement under the Securities Act or an exemption from such registration. Under the pledge agreement, the pledged securities secure the obligations of holders of units to purchase shares of common stock under the related purchase contracts. A holder of a unit cannot separate or separately transfer the purchase contract from the pledged securities underlying the unit. Your rights to the pledged securities are subject to the security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the units from the pledge arrangement except:

•	to substitute specified treasury securities for the related pledged ownership interests in the senior notes or other pledged treasury securities in order to create a stripped unit;

•	to substitute ownership interests in the senior notes or specified treasury securities for the related pledged treasury securities upon the recreation of a normal unit;

•	upon delivering specified treasury securities when electing not to participate in a remarketing; or

•	upon the termination or early settlement of the purchase contracts.

Subject to our security interest and the terms of the purchase contract agreement and the pledge agreement:

•

each holder of normal units that include ownership interests in the senior notes will retain ownership of the interests in the senior notes and will be entitled through the purchase contract agent and the collateral agent to all of the rights of a holder of ownership interests in the senior notes, including interest payments, voting, redemption and repayment rights; and

•	each holder of units that include treasury securities will retain ownership of the treasury securities.

We have no interest in the pledged securities other than our security interest.

Quarterly Payments on Pledged Securities

The collateral agent, upon receipt of quarterly payments on the pledged securities underlying the normal units, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to persons who were the holders of normal units on the record date for the payment. The record date for any payment will be one business day before the relevant payment date.

Termination of Purchase Contracts

The purchase contracts, our related rights and obligations and those of the holders of the units, including their rights to receive contract adjustment payments or deferred contract adjustment payments and obligations to purchase shares of common stock, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

Upon such a termination of the purchase contracts, the collateral agent will release the securities held by it to the purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the federal bankruptcy code, a delay in the release of the pledged ownership interests in the senior notes or treasury securities may occur as a result of the imposition of an automatic stay under the bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and allow your collateral to be returned to you.

The Purchase Contract Agreement

Distributions on the units will be payable, purchase contracts will be settled and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City.

If any quarterly payment date or the stock purchase date is not a business day, then any payment or settlement required to be made on that date will be made on the next business day (and so long as the payment is made on the next day that is a business day, without any interest or other payment on account of any such delay), except that, in the case of a quarterly payment date only, if the next business day is in the next calendar year, the payment will be made on the prior business day with the same force and effect as if made on the payment date.

If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the shares of common stock issuable in settlement of the related purchase contracts will be registered in the name of the purchase contract agent. These shares, together with any distributions on them, will be held by the purchase contract agent as agent for your benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If your units are held in certificated form and (1) the purchase contracts have terminated prior to the stock purchase date, (2) the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your units to the purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

The purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification of the Purchase Contract Agreement and the Pledge Agreement

The purchase contract agreement and the pledge agreement contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for, among other things, the following purposes:

•	to evidence the succession of another person to our obligations;

•

to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements so long as such covenants or such surrender do not adversely affect the validity, perfection or priority of the security interests granted or created under the pledge agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

•	to make provisions with respect to certain rights of holders in the event of a consolidation, merger or other reorganization of UnumProvident; or

•

to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

The purchase contract agreement, the pledge agreement and the purchase contracts may be amended or modified with the consent of the holders of a majority of the units at the time outstanding. However, no modification or amendment may, without the consent of the holder of each outstanding unit affected by the modification or amendment:

•	change any payment date;

•

change the amount or type of pledged securities required to be pledged to secure obligations under the units, impair the right of the holder of any units to receive distributions on the pledged securities underlying the units or otherwise materially adversely affect the holder’s rights in or to the pledged securities;

•

reduce any contract adjustment payment or change the place or currency of that payment or increase any amounts payable by holders in respect of the units or decrease any other amounts receivable by holders in respect of the units;

•	impair the right to institute suit for the enforcement of any purchase contract or the right to receive any contract adjustment payments;

•

reduce the number of shares of common stock purchasable under any purchase contract, increase the price to purchase shares of common stock on settlement of any purchase contract, change the stock purchase date or otherwise materially adversely affect the holder’s rights under any purchase contract; or

•

reduce the above stated percentage of outstanding units the consent of whose holders is required for the modification or amendment of the provisions of the purchase contract agreement, the pledge agreement or the purchase contracts;

provided that, if any amendment or proposal referred to above would adversely affect only the normal units or the stripped units, then only the affected class of holders as of the record date for the holders entitled to vote thereon will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the consent of not less than a majority of such class.

No Consent to Assumption

Each holder of units, by acceptance of the units, will under the terms of the purchase contract agreement and the units be deemed expressly to have withheld any consent to assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the federal bankruptcy code.

Consolidation, Merger, Sale or Conveyance

We have agreed in the purchase contract agreement that, so long as the units are outstanding, we will not (1) merge with or into or consolidate with any other entity or (2) transfer, lease or convey all or substantially all of our assets to any other person, or buy all or substantially all the assets of another person, unless:

•	we are the continuing entity or the successor entity is organized under the laws of the United States or any state thereof or the District of Columbia;

•	the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts and the remarketing agreement; and

•

we are not, or the successor entity is not, immediately after such merger, consolidation, transfer, lease or conveyance, in default in the performance of any of our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts or the remarketing agreement.

Title

UnumProvident, the purchase contract agent and the collateral agent and any agent of UnumProvident, the purchase contract agent and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Defaults under the Purchase Contract Agreement

Within 30 days after the occurrence of any default by us in any of our obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the units unless such default has been cured or waived.

The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against us. Each holder of units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase shares of common stock as provided in such holder’s purchase contract and generally exercise any other rights and remedies provided by law.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts are governed by, and will be construed in accordance with, the laws of the State of New York.

Form and Delivery; Global Securities; Book-Entry System

We originally issued the units to the selling securityholders in the private placement in fully-registered certificated form as restricted securities within the meaning of Rule 144 under the Securities Act. However, upon a resale of the certificated units by the selling securityholders pursuant to this prospectus, the units you purchase from them will be issued to you only in the form of a book-entry interest in one or more fully-registered global securities held in the name of Cede & Co, as nominee of The Depository Trust Company, or “DTC”. DTC will act as the securities depositary for the units, and we refer to DTC, together with its successors in this capacity, as the “depositary”. We will issue one or more fully-registered global security certificates, which will represent the total aggregate number of units, and will deposit them with the depositary. The units you purchase under this prospectus will not be restricted securities within the meaning of Rule 144 under the Securities Act.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the units so long as the units are represented by global security certificates.

The depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

If the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the units will be printed and delivered in exchange for beneficial interests in the global security certificates. In addition, we may at any time, in conjunction with the depositary, determine not to have any of the units represented by one or more registered global securities and, in such event, will issue certificates in a definitive form in exchange for all of the registered global certificates representing the units. Any global senior security that is exchangeable pursuant to the preceding sentence shall be exchangeable for unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

So long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or other nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all units represented by these certificates for all purposes under the units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the units represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any units represented by these certificates for any purpose under the units or the purchase contract agreement.

All payments on the units represented by the global security certificates and all transfers and deliveries of senior notes, the treasury portfolio, treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on May 15, 2007, or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Replacement of Units Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the purchase contract agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and to the purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

We, however, are not required to issue any certificates representing units on or after the business day immediately preceding the earlier of the stock purchase date or the date the purchase contracts terminate. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the units evidenced by the certificate, or, if the purchase contracts have terminated prior to the stock purchase date, transfer the pledged senior notes or the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

JPMorgan Chase Bank is initially acting as purchase contract agent. The purchase contract agent will act as the agent and attorney-in-fact for the holders of units from time to time. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, the purchase contract or the pledged securities.

The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement of the purchase contract agent would be effective upon the appointment of a successor.

The purchase contract agent and its affiliates are among a number of banks with which we and our subsidiaries and affiliates maintain various banking and trust relationships. JPMorgan Chase Bank also acts as trustee under the indenture and the supplemental indenture under which the senior notes have been issued.

Information Concerning the Collateral Agent

BNY Midwest Trust Company is initially acting as collateral agent. The collateral agent acts solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

The pledge agreement contains provisions limiting the liability of the collateral agent. The pledge agreement contains provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent would be effective upon the appointment of a successor.

The collateral agent and its affiliates are among a number of banks with which we and our subsidiaries and affiliates maintain various banking and trust relationships.

Miscellaneous

The purchase contract agreement provides that we will pay all fees and expenses related to:

•	the enforcement by the purchase contract agent of the rights of the holders of the units; and

•	with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of shares of common stock upon settlement of the purchase contracts.

Should you elect to create stripped units or recreate normal units, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

The senior notes have been issued under an indenture and supplemental indenture we have entered into with JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee. A copy of the indenture is on file with the SEC and is available to the public at the SEC’s web site at http://www.sec.gov or you may request a copy of the indenture and the supplemental indenture from us. The following description is not complete, and is qualified in all respects by reference to the indenture and the supplemental indenture pursuant to which the senior notes have been issued. You should read the indenture, the supplemental indenture and the associated documents carefully to fully understand the terms of the senior notes. Capitalized terms used but not defined in this description will have the meanings given to them in the indenture.

Interest

The title of the senior notes is 5.085% Senior Notes due May 15, 2009. The senior notes will mature on May 15, 2009. The senior notes bear interest from the original issuance date or from the most recent interest payment date on which interest has been paid or duly provided for, as the case may be. The senior notes pay interest at the annual rate of 5.085% quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on August 15, 2004; provided, however, that following the stock purchase date, interest on the senior notes shall be payable semi-annually in arrears on May 15 and November 15 of each year. If the senior notes are successfully remarketed, they will pay interest at the reset rate from the settlement date of the successful remarketing until they mature on May 15, 2009. If the remarketing agent cannot establish a reset rate meeting the requirements described above under “Description of the Equity Security Units—Remarketing,” the remarketing agent will not reset the interest rate on the senior notes and the interest rate will continue to be the initial annual rate of 5.085 % until the remarketing agent can establish a reset rate on a later remarketing date no later than the third business day prior to the stock purchase date, and if a reset rate cannot be established by such date, the interest rate will continue to be the initial annual rate of 5.085 % until maturity. The senior notes are not redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90- or 180-day period. In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

There are no provisions in either the indenture or the senior notes that protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Our ability to pay interest on the senior notes is dependent on our ability to obtain cash dividends or obtain loans from our subsidiaries. See “Risk Factors Related to the Units—Because we are a holding company with no operations of our own, our obligations under the senior notes and the purchase contracts are effectively subordinated to the obligations of our subsidiaries”.

Ranking

The senior notes are our direct, unsecured obligations. The indebtedness represented by the senior notes ranks equally with all of our other unsecured and unsubordinated debt, but is subordinated to all of our existing and future secured indebtedness, if any. The senior notes are effectively subordinated to the obligations of our subsidiaries, including policyholder claims. See “Description of the Equity Security Units—Current Payments.” The indenture does not contain any provisions that afford holders of the senior notes protection in the event we engage in a transaction in which we incur or acquire a large amount of additional debt.

Remarketing

The senior notes will be remarketed as described above under “Description of the Equity Security Units—Remarketing.”

Optional Remarketing

Under the purchase contract agreement, on or prior to the fourth business day immediately preceding the first day of a remarketing period but no earlier than the payment date immediately preceding February 15, 2007, holders of senior notes that are not included as part of normal units may elect to have their senior notes included in the remarketing by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold such senior notes in an account separate from the collateral account in which the securities pledged to secure the holders’ obligations under the purchase contracts will be held. Holders of senior notes that are not included in normal units and that elect to have their notes remarketed will also have the right to withdraw that election on or prior to the fourth business day immediately preceding the first day of the relevant remarketing period.

Special Event Redemption

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, we exercise our option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If a special event redemption occurs prior to a successful remarketing of the senior notes, the redemption price for the senior notes forming part of normal units at the time of the special event redemption will be distributed to the collateral agent, who in turn will purchase the applicable treasury portfolio described below on behalf of the holders of normal units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The treasury portfolio will be substituted for the redeemed senior notes and will be pledged to the collateral agent to secure the obligations of the holders of the normal units to purchase shares of our common stock under the purchase contracts.

“Special event” means either a tax event or an accounting event.

“Tax event” means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters (which may be Sullivan & Cromwell LLP) to the effect that there is more than an insubstantial risk that interest payable by us on the senior notes on the next interest payment date will not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of

•

any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

•	any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or

•	any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus.

“Accounting event” means the receipt, at any time prior to the earlier of the date of any successful remarketing of the senior notes and the stock purchase date, by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles”, from our independent auditors, provided at the request of management, to the effect that, as a result of any change in accounting rules after the date of this prospectus, we must either (a) account for the purchase contracts as derivatives under SFAS 133 (or any successor accounting standard) or (b) account for the units using the if-converted method under SFAS 128 (or any successor accounting standard), and that such accounting treatment will cease to apply upon redemption of the senior notes.

If a special event redemption occurs prior to a successful remarketing of the senior notes, the treasury portfolio to be purchased on behalf of the holders of the normal units will consist of a portfolio of zero-coupon U.S. treasury securities consisting of interest or principal strips of U.S. treasury securities that mature on or prior to the stock purchase date in an aggregate amount equal to the aggregate principal amount of the senior notes included in the normal units on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date and on or before May 15, 2007, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes included in the normal units on that date if the interest rate of the senior notes were not reset, on the applicable remarketing date. These treasury securities are non-callable by us.

Solely for purposes of determining the treasury portfolio purchase price in the case of a special event redemption date occurring after either a successful remarketing of the senior notes or the stock purchase date, “treasury portfolio” shall mean a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to May 15, 2009 in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the special event redemption date.

“Redemption price” means for each senior note, whether or not included in a normal unit, the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is, in the case of a special event redemption occurring prior to a successful remarketing of the senior notes, the aggregate principal amount of senior notes included in normal units, and in the case of a special event redemption date occurring after a successful remarketing of the senior notes, the aggregate principal amount of the senior notes. Depending on the amount of the treasury portfolio purchase price, the redemption price could be less than or greater than the principal amount of the senior notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

“Quotation agent” means Goldman, Sachs & Co. or any of its successors or any other primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address.

Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation or trust or entity provided that:

•

we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of, and interest on, all of the outstanding senior notes and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default;

•

if, as a result of the transaction, our property or assets would be subject to an encumbrance that would not be permitted under the indenture, we shall take steps to secure the senior notes equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indenture are met.

Upon any such consolidation, merger, sale, lease or conveyance, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of substantially all of our assets.

Certain Covenants

Each of the following covenants set forth in the indenture are applicable to the senior notes issued under the indenture.

Existence. Except as permitted under “—Merger, Consolidation or Sale” above we will do or cause to be done all things necessary to preserve and keep our legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities.

Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, within 15 days of each of the respective dates by which we are or would be required to file annual reports, quarterly reports and other documents with the SEC pursuant to such Section 13 and 15(d):

•

file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder.

Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the senior notes (except any such term, provision or condition which could not be amended without the consent of all holders of the senior notes), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of all outstanding senior notes either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Events of Default, Notice and Waiver

Each of the following “Events of Default” set forth in the indenture is applicable to the senior notes:

(1)	we fail for 30 days to pay any installment of interest payable on any senior note;

(2)	we fail to pay the principal on any senior note when due, either at maturity, redemption or otherwise;

(3)	we default in the performance or breach of any other covenant or agreement we made in the indenture other than a covenant added to the indenture solely for the benefit of another series of debt securities, which has continued for 60 days after written notice as provided for in accordance with the indenture by the applicable trustee or the holders of at least 25% in principal amount of the outstanding senior notes;

(4)	we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary of ours that we have guaranteed that has a principal amount outstanding that is more than $10,000,000 (other than non-recourse indebtedness), which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled within 30 days after written notice was provided to us in accordance with the indenture; and

(5)	certain events of bankruptcy, insolvency or reorganization occur.

If there is a continuing event of default under the indenture, then the applicable trustee or the holders of not less than 25% of the total principal amount of the senior notes may declare immediately due and payable the principal amount and accrued interest, if any, as may be specified in the terms of the senior notes. However, at any time after a declaration of acceleration with respect to the senior notes has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of the outstanding senior notes of that series may cancel the acceleration if:

•	we deposit with the trustee all required payments of the principal of, and interest on, the senior notes, plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal or interest, with respect to the senior notes have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding senior notes may waive any past default with respect to those senior notes and its consequences, except a default consisting of:

•	our failure to pay the principal of, and interest on, any senior note; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding senior note affected by the default.

The trustee is generally required to give notice to the holders of the senior notes within 90 days of a default of which the trustee has actual knowledge under the indenture unless the default has been cured or waived. The trustee may withhold a notice of default unless the default relates to:

•	our failure to pay the principal of, or interest on, a senior note.

The indenture provides that no holder of senior notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee fails to act, for 60 days, after:

•

it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding senior notes, as well as an offer of indemnity reasonably satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the outstanding senior notes.

This provision will not prevent, however, any holder of senior notes from instituting suit for the enforcement of payment of the principal of, and interest on, senior notes at their respective due dates.

Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of senior notes then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of senior notes not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

Modification and amendment of the indenture as it relates to the senior notes may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding senior notes affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each senior note, do any of the following:

•	change the stated maturity of the principal of, or installment of principal of or interest payable on, any senior notes;

•	reduce the principal amount of, or the rate or amount of interest on, any senior notes;

•	reduce the amount of principal that would be due and payable, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of, any senior notes;

•	change the place of payment or the currency or currencies of payment of the principal of, and interest on, any senior notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any senior notes;

•

reduce the percentage of the holders of outstanding senior notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the indenture;

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each senior note.

We and the trustee may modify or amend the indenture, without the consent of any holder of senior notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of the senior notes or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of the senior notes;

•

to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the senior notes in any material respect;

•	to add, change or eliminate any provisions of the indenture, provided that any such addition, change or elimination shall

•	become effective only when there are no outstanding senior notes created prior to the change or elimination which are entitled to the benefit of the applicable provision, or

•	not apply to any outstanding senior notes created prior to the change or elimination;

•	to secure the senior notes;

•	to provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the senior notes;

provided that, in each case above, the action does not adversely affect the interests of the holders of the senior notes in any material respect.

Agreement by Purchasers of Certain Tax Treatment

Each senior note provides that, by acceptance of the senior note or a beneficial interest therein, holders intend that the senior note constitutes debt and the holders agree to treat it as debt for United States federal, state and local tax purposes.

No Defeasance

The senior notes will not be subject to the defeasance provisions of the indenture.

Form and Delivery; Global Securities; Book-Entry System

We originally issued the senior notes as part of the units in a private placement in fully-registered certificated form as restricted securities within the meaning of Rule 144 under the Securities Act.

However, upon a resale of the certificated units by the selling securityholders pursuant to this prospectus, we will issue the senior notes that are released from the pledge following (as a result of creating a stripped unit or of a successful remarketing) substitution or early settlement in the form of a global security registered in the name of Cede & Co., as nominee of The Depository Trust Company. The senior notes are in denominations of $1,000 and integral multiples thereof. The following discussion relates only to senior notes released from the pledge following such a resale.

The senior notes that have been so released from the pledge will be issued to the purchasers or their successors in the form of one or more fully registered global securities that will be deposited with The Depository Trust Company. One or more registered global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the senior notes. Unless and until it is wholly exchanged for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security or persons that may hold interests through participants. When a registered global security is issued, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the debt securities. Ownership of participants in a registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary and ownership of persons who hold debt securities through participants will be reflected on the records of participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants or indirect participants may beneficially own registered global securities held by the depositary only through participants or indirect participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair a person’s ability to own, transfer or pledge beneficial interests in a registered global security.

So long as the depositary, or its nominee, is the registered owner of the global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants and, if applicable, indirect participants would authorize beneficial owners owning through the participants and, if applicable, indirect participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of and interest on the senior notes represented by a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security.

We expect that once the depositary receives any payment of principal of, and interest on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that payments by participants or, if applicable, indirect participants to owners of beneficial interests in the registered global security held through the participants or, if applicable, indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants or indirect participants, as the case may be.

None of us, the trustee, any paying agent, the security registrar for the senior notes or any agent of any of the foregoing will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security for the senior notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after we become aware of the unwillingness, inability or ineligibility, we will issue senior notes in definitive form in exchange for the registered global security. In addition, we may at any time, in conjunction with the depositary, determine not to have any of the senior notes represented by one or more registered global securities and, in such event, will issue senior notes in a definitive form in exchange for all of the registered global security or securities representing the senior notes. Any senior notes issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. It is expected that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security.

Governing Law

The indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture provides that there may be more than one trustee. Any trustee under the indenture may resign or be removed with respect to the senior notes, and a successor trustee may be appointed to act with respect to those notes. Upon prior written notice, a trustee may be removed with respect to the senior notes by act of the holders of a majority in principal amount of the senior notes. If two or more persons are acting as trustee with respect to the senior notes, each trustee will be a trustee of a trust under the applicable indenture unrelated to the trust administered by any other trustee. Any action described in this prospectus to be taken by each trustee may only be taken by the trustee with respect to the senior notes.

JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is one of a number of banks with which we maintain banking relationships in the ordinary course of business. Our banking relationship with JPMorgan Chase Bank includes providing custodial services in connection with our bond and stock portfolios, serving as trustee under the indentures involving our existing debt securities, and providing us with general banking services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under a series of senior debt securities or subordinated debt securities, or upon the occurrence of a default under another indenture under which JPMorgan Chase Bank serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the applicable indenture. In that event, we would be required to appoint a successor trustee.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the units, the ownership interests in the senior notes, treasury securities and purchase contracts that are or may be the components of a unit, and the common stock acquired under a purchase contract. This section is the opinion of Sullivan & Cromwell LLP, counsel to UnumProvident. Except where otherwise indicated, this discussion only applies to U.S. holders (as defined below) who purchase units in the initial offering at their original offering price and hold the units, the ownership interests in senior notes, treasury securities, purchase contracts and the common stock as capital assets (generally, assets held for investment). This discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations (including proposed treasury regulations) issued thereunder (the “Code”), published Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions all as currently in effect, and all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (2) persons holding units, senior notes or the common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) a U.S. holder (as defined below) whose functional currency is not the U.S. dollar). In addition, this discussion does not address alternative minimum taxes or any state, local or foreign tax laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of units who or which is for U.S. federal income tax purposes (1) a citizen or resident of the U.S., (2) a domestic corporation (or other entity taxable as a corporation), (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. Prospective investors who are not U.S. holders should refer to “Non-U.S. Holders” below.

Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of units, the ownership interests in senior notes and the common stock acquired under a purchase contract in light of their own particular circumstances, as well as with respect to the effect of any state, local or foreign tax laws.

Normal Units

Allocation of Purchase Price. A U.S. holder’s acquisition of a normal unit will be treated as the acquisition of a unit consisting of two components, an ownership interest in the senior note and an ownership interest in the related purchase contract. We and each holder will agree that the purchase price of each unit will be allocated between the ownership interest in the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. holder’s initial tax basis in the ownership interest in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $1,000 (or $25.00 for each 2.5% ownership interest in a senior note) and the fair market value of each purchase contract as $0.00. As described above, each holder has agreed to such allocation and it will be binding on each such holder (but not on the IRS). Thus, a U.S. holder should allocate the purchase price for a unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes.

Ownership of Senior Notes or Treasury Securities. For U.S. federal income tax purposes, a U.S. holder of units will be treated as owning the applicable ownership interest in the senior notes or treasury securities constituting a part of the units owned. We (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the ownership interests in the senior notes or treasury securities constituting a part of the units as owned by such U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment. The U.S. federal income tax consequences of owning the ownership interests in the senior notes or treasury securities are discussed below (see “—Senior Notes”, “—Stripped Units” and “—Treasury Securities Purchased on Remarketing or a Special Event Redemption”).

Sales, Exchanges or Other Taxable Dispositions of Units. If a U.S. holder sells, exchanges or otherwise disposes of units in a taxable disposition, such U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the ownership interest in the senior note (or treasury securities) that constitute such unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the senior note (or treasury securities) in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note (or treasury securities), a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds received by such U.S. holder that is allocable to the purchase contract and the ownership interest in the senior note (or treasury securities) and such U.S. holder’s adjusted tax basis in the purchase contract and the ownership interest in the senior note (or treasury securities). To the extent a U.S. holder is treated as receiving an amount with respect to accrued acquisition discount (as described below under “Treasury Securities Purchased on Remarketing or a Special Event Redemption—Interest Income and Original Issue Discount”) with respect to the applicable ownership interest in any treasury securities, such amount will be treated as ordinary income to the extent not previously included in income. To the extent a U.S. holder is treated as receiving an amount with respect to an accrued contract adjustment payment, such U.S. holder should treat this amount consistently with the treatment of contract adjustment payments (as described below under “—Purchase Contracts—Contract Adjustment Payments and Deferred Contract Adjustment Payments”).

In the case of the purchase contract and the treasury securities, the remainder of such gain or loss generally will be capital gain or loss except that amounts received with respect to accrued but unpaid interest on treasury securities will be treated as ordinary income to the extent not previously taken into income. In each case such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the ownership interest in the purchase contract or treasury securities, respectively, for more than one year immediately prior to such disposition. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

The rules governing the determination of the character of gain or loss on the disposition of an ownership interest in a senior note are summarized below under “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.” Because gain on the disposition of an ownership interest in a senior note generally should be treated as ordinary interest income and loss on the disposition of an ownership interest in a senior note should be treated as ordinary loss to the extent of the U.S. holder’s prior inclusions of original issue discount (as described in more detail below), dispositions of a unit consisting of a purchase contract and an ownership interest in a senior note before the interest reset date may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the ownership interest in the senior note, which must be reported separately for U.S. federal income tax purposes.

If the sale, exchange or other disposition of a unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the ownership interest in the senior note (or treasury securities) in an amount equal to such negative value and to have paid such amount to be released from such U.S. holder’s obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of an ownership interest in a senior note prior to the interest reset date generally will be treated as ordinary interest income for U.S. federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of a unit at a time when the purchase contract has a negative value.

Senior Notes

Characterization of Senior Notes. The senior notes should be classified as indebtedness of UnumProvident for U.S. federal income tax purposes. We (under the terms of the senior notes) and each holder (pursuant to the subscription agreement) agree to treat the senior notes as our indebtedness for all U.S. federal income tax purposes. The remainder of this discussion assumes such treatment.

Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable treasury regulations. We intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes.

As discussed more fully below, the effects of applying the noncontingent bond method will be (1) to require each U.S. holder, regardless of such holder’s usual method of tax accounting, to use an accrual method with respect to the interest income on the ownership interest in the senior notes, (2) to require each U.S. holder to accrue interest income in excess of interest payments actually received for all accrual periods through February 15, 2007, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain and any loss (to the extent such loss does not exceed the U.S. holder’s prior inclusions of original issue discount on the ownership interest in the senior note) on the sale, exchange or other disposition of an ownership interest in the senior notes. See “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes” below.

A U.S. holder will be required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior notes. We are required to provide the comparable yield and, solely for U.S. federal income tax purposes, a projected payment schedule, based on the comparable yield, to holders of the senior notes. We have determined that the comparable yield is 5.96% per annum, compounded semi-annually, and the projected payments are $0.33 on August 15, 2004, $0.32 for each subsequent quarter ending on or prior to the remarketing settlement date, $0.44 for the period ending May 15, 2007 and $0.89 for each semi-annual payment period ending after May 15, 2007. We have also determined that the projected payment for the senior notes, per $1,000 of principal amount, at the maturity date is $1,035.73, or $25.89 for each 2.5% ownership interest in a senior note (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

If the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a U.S. holder as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. Net positive adjustments in a taxable year will generally constitute additional interest income; net negative adjustments in a taxable year may reduce prior accruals of interest income for such taxable year, constitute an ordinary loss or may be carried forward as a net negative adjustment to a succeeding year. Please consult your tax advisor in such a situation.

A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us, unless either is unreasonable. If a U.S. holder decides to use its own comparable yield and projected payment schedule, it must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year that includes the date of its acquisition of the ownership interests in the senior notes.

The foregoing comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that a U.S. holder will actually receive as a result of owning ownership interests in the senior notes or units.

Because OID and income taken into account with respect to the senior notes as described above in this section will constitute interest for U.S. federal income tax purposes, corporate holders of units (or senior notes) will not be entitled to the dividends-received deduction with respect of such income.

Tax Basis in Senior Notes. A U.S. holder’s tax basis in the ownership interest in the senior notes will equal the portion of the purchase price for the units allocated to the ownership interests in the senior notes as described above (see “—Normal Units—Allocation of Purchase Price”), increased by the amount of original issue discount included in income with respect to the ownership interests in the senior notes and decreased by the amount of any projected payments made with respect to the ownership interest in the senior notes through the computation date.

Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes. A U.S. holder will recognize gain or loss on a disposition of ownership interest in the senior notes (including a special event redemption or upon the remarketing of the senior notes) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the ownership interest in the senior notes and such U.S. holder’s adjusted tax basis in such ownership interest in the senior notes. Selling expenses incurred by such U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such U.S. holder upon a disposition of the ownership interests in the senior notes. Gain recognized on the disposition of the ownership interest in the senior notes prior to the date on which the interest rate on the senior notes is reset will generally be treated as ordinary interest income. Loss recognized on the disposition of the ownership interest in the senior notes on or before the date on which the interest rate on the senior notes is reset will generally be treated as ordinary loss to the extent of such U.S. holder’s prior inclusions of original issue discount on the ownership interest in the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of the ownership interest in the senior notes on or after the interest rate reset will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the ownership interest in the senior notes over the total remaining payments set forth on the projected payment schedule for the ownership interest in the senior notes. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Any such capital gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the senior note for more than one year immediately prior to such disposition. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Purchase Contracts

Acquisition of Our Common Stock Under a Purchase Contract. A U.S. holder generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, including upon early settlement, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of the common stock, which should be treated as paid in exchange for such fractional share. Subject to the following discussion, a U.S. holder’s aggregate initial tax basis in the common stock acquired under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of such U.S. holder’s adjusted tax basis (if any) in the purchase contract (see “—Normal Units—Allocation of Purchase Price”), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for the common stock acquired under a purchase contract will commence on the day following the acquisition of such common stock.

Early Settlement of Purchase Contract. The purchase of our common stock upon early settlement of a purchase contract will be treated as described above (see “—Purchase Contracts—Acquisition of Our Common Stock

Under a Purchase Contract”). A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder’s proportionate share of ownership interests in the senior notes or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis and holding period in such senior notes or treasury securities as before such early settlement.

Termination of Purchase Contract. If a purchase contract terminates, a U.S. holder of units will recognize gain or loss equal to the difference between the amount realized (if any) upon the termination and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of such termination. Any such gain or loss recognized will be capital and generally will be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year prior to such termination. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations. A U.S. holder of units will not recognize gain or loss on the return of such U.S. holder’s proportionate share of ownership interests in the senior notes or treasury securities upon termination of a purchase contract and such U.S. holder will have the same adjusted tax basis and holding period in such ownership interests in the senior notes or treasury securities as before such termination.

Adjustment to Settlement Rate. A U.S. holder of units might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to our common stock. We will make such an adjustment if the annual dividend rate exceeds $0.30 per year. If such adjustments are made, the holder will be deemed to have received a distribution even though such holder has not received any cash or property as a result of such adjustments. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend, return of capital or capital gain to a U.S. holder of units in accordance with the earnings and profits rule of the Code even though such U.S. holder would not receive any cash related thereto. In addition, in certain situations, a U.S. holder might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

Contract Adjustment Payments and Deferred Contract Adjustment Payments. Because there is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, their treatment is unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with such U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to the contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to U.S. holders. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium rather than being includible in income on a current basis.

The treatment of contract adjustment payments and deferred contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or our common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a unit or upon the termination of a purchase contract. In particular,

•

amounts received upon a sale or disposition of a unit or upon termination of a purchase contract with respect to any accrued but unpaid contract adjustment payments or deferred contract adjustment payments, in each case that have not been included in the U.S. holder’s income, may be treated as ordinary income,

•

any accrued but unpaid contract adjustment payments or deferred contract adjustment payments that have been taken into income but that are no longer payable to a U.S. holder because the purchase contract has been terminated by reason of the bankruptcy of UnumProvident may give rise to an ordinary deduction in the year in which they cease to be payable,

•

any contract adjustment payments or deferred contract adjustment payments that have been taken into income, but that have not been paid to such U.S. holder, may increase such U.S. holder’s adjusted tax basis in the purchase contract, and any contract adjustment payments or deferred contract adjustment payments that have been paid to a U.S. holder, but that have not been taken into income, may either reduce such U.S. holder’s adjusted tax basis in the purchase contract or result in an increase in the amount realized on a termination or disposition of the purchase contract.

Common Stock

Dividends. Distributions to U.S. holders with respect to the common stock will be treated as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The amount of any distribution in excess of our current and accumulated earnings and profits will first be applied to reduce your tax basis in the common stock, and any amount in excess of tax basis will be treated as gain from the sale or exchange of your common stock. Any such dividend will be eligible for the dividends-received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. In general, dividends paid to non-corporate U.S. holders in taxable years beginning before January 1, 2009, are taxable at a maximum rate of 15%, provided that the holder has a holding period of more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meets other requirements. The IRS has announced that it will permit taxpayers to apply a proposed legislative change to the holding period requirement described in the preceding sentence as if such change were already effective. This legislative “technical correction” would change the minimum required holding period, retroactive to January 1, 2003, to more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Dispositions. Upon a disposition of common stock, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the senior note for more than one year immediately prior to such disposition. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain recognized before January 1, 2009, and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations.

Stripped Units

Substitution of Treasury Securities to Create Stripped Units. A U.S. holder of normal units who delivers treasury securities to the collateral agent in substitution for ownership interests in senior notes or other pledged securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the senior notes or other pledged securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. holder with respect to such treasury securities and ownership interests in senior notes or other pledged securities, and the purchase contract will not be affected by such delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the treasury securities on a constant yield basis, or acquisition discount on the treasury securities when it is paid or accrues generally in accordance with such U.S. holder’s normal method of accounting. Amounts of original issue discount (or accrued but unpaid acquisition discount) included in a U.S. holder’s gross income will increase the holder’s adjusted federal income tax basis in the treasury securities. U.S. holders should consult their own tax advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

Substitution of Senior Notes to Recreate Normal Units. A U.S. holder of stripped units who delivers ownership interests in senior notes to the collateral agent in substitution for pledged treasury securities generally will not recognize gain or loss upon the delivery of such ownership interests in the senior notes or the release of the pledged treasury securities to such U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged treasury securities and such senior notes. Such U.S. holder’s tax basis in the ownership interests in the senior notes, the pledged treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the treasury securities so released to them.

Treasury Securities Purchased on Remarketing or a Special Event Redemption

A remarketing or a special event redemption will be a taxable event for U.S. holders, which will have the U.S. federal income tax consequences described above under “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.”

Ownership of Treasury Securities. In the event of a remarketing of the senior notes or a special event redemption prior to the stock purchase date, we (under the terms of the units) and each U.S. holder (by acquiring units) agree to treat the U.S. holder’s share of the treasury securities constituting a part of its units as owned by the U.S. holder for U.S. federal income tax purposes. In such a case, the U.S. holder will be required to include in income any amount earned on its pro rata share of the treasury securities for U.S. federal income tax purposes. The remainder of this discussion assumes that U.S. holders will be treated as the owners of their share of the treasury securities constituting a part of such units for U.S. federal income tax purposes.

Interest Income and Original Issue Discount. In the event of a remarketing of the senior notes, the treasury securities may, and in the event of a special event redemption prior to the stock purchase date, the treasury securities will, consist of stripped treasury securities. Following a remarketing of the senior notes or a special event redemption prior to the stock purchase date, a U.S. holder will be required to treat such holder’s pro rata portion of each stripped U.S. treasury security as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and that has original issue discount (or, in the case of short-term treasury securities, acquisition discount, as described below) equal to such holder’s pro rata portion of the excess (if any) of the amounts payable on such treasury securities over such holder’s pro rata portion of the purchase price of the treasury securities at the time the collateral agent acquires them on behalf of such U.S. holder. A U.S. holder will be required to include such original issue discount (but not acquisition discount on short-term treasury securities as described below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of such holder’s regular method of tax accounting.

In the case of any treasury security with a maturity of one year or less from the date of its issue (or from the date the collateral agent acquired the relevant treasury security in the case of any stripped treasury security), a U.S. holder will generally be required to include acquisition discount in income as it accrues only if such holder is an accrual basis taxpayer. A U.S. holder that is an accrual basis taxpayer will generally accrue such acquisition discount on a straight-line basis, unless such holder makes an election to accrue such acquisition discount on a constant yield to maturity basis.

Tax Basis of U.S. Holders in their Share of Treasury Securities. The initial tax basis of a U.S. holder in such holder’s share of treasury securities will equal such holder’s pro rata portion of the amount paid by the collateral agent for the treasury securities. A U.S. holder’s adjusted tax basis in such holder’s share of the treasury securities will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of such holder’s share of the treasury securities.

Sales, Exchanges or Other Dispositions of a U.S. Holder’s Share of Treasury Securities. A U.S. holder that obtains the release of such holder’s share of the treasury securities and subsequently disposes of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such U.S. holders’ adjusted tax basis in the treasury securities, except that amounts received with respect to accrued but unpaid interest on treasury securities will not be treated as part of the amount realized, but rather, will be treated as ordinary interest income to the extent not previously taken into income.

Non-U.S. Holders

The following discussion only applies to non-U.S. holders. A “non-U.S. holder” is a holder that is not a U.S. person for U.S. federal income tax purposes. Non-U.S. holders that may be subject to special rules, such as “controlled foreign corporations,” “passive foreign investment companies” or “foreign personal holding companies” should consult their own tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them in their particular circumstances. As discussed above with respect to U.S. holders, a non-U.S. holder’s acquisition of a normal unit will be treated as the acquisition of a unit consisting of two components, an ownership interest in the senior note and an ownership interest in the related purchase contract. We and each non-U.S. holder will agree that the purchase price of each unit will be allocated between the ownership interest in the senior note and the purchase contract constituting the unit, in proportion to their respective fair market values at the time of purchase. For U.S. federal income tax purposes, a non-U.S. holder of units will be treated as owning the applicable ownership interest in the senior notes or treasury securities constituting a part of the units owned. We (under the terms of the units) and each non-U.S. holder (by acquiring units) agree to treat the ownership interests in the senior notes or treasury securities constituting a part of the units as owned by such Non-U.S. holder for all tax purposes, and the remainder of this discussion assumes such treatment.

United States Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the ownership interest in the senior notes or treasury securities provided that the non-U.S. holder:

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in the case of the senior notes, does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the treasury regulations;

•	in the case of the senior notes, is not a controlled foreign corporation that is related to us through stock ownership;

•	is not a bank whose receipt of interest on the ownership interest in the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and

•

(a) provides its name, address and certain other information on IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person for U.S. federal income tax purposes, or (b) if units, treasury units, ownership interests in senior notes or treasury securities are held through certain foreign intermediaries or foreign partnerships, satisfies the certification requirements of applicable U.S. Treasury regulations.

The U.S. federal withholding tax will not apply to any gain realized on the sale, exchange, or other disposition of units, ownership interests in senior notes, purchase contracts, treasury securities or the common stock acquired under the purchase contract. However, interest income including original issue discount and any gain treated as ordinary income realized on the sale, exchange or other disposition of a senior note will be subject to withholding in certain circumstances unless the conditions described above are met.

We will generally withhold tax at a 30% rate on contract adjustment, payments and dividends paid, if any (and generally any deemed dividends resulting from certain adjustments, or failures to make an adjustment, to the settlement rate as described under “—U.S. Holders—Purchase Contracts—Adjustments to Settlement Rate”)

with respect to our common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, contract adjustment payments or dividends (or deemed dividends) that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, where a tax treaty so requires, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided that the holder satisfies the relevant certification requirement, but instead are subject to U.S. federal income tax as described below.

A non-U.S. holder of our common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate for contract adjustment payments or dividends (or deemed dividends) will be required to furnish an IRS Form W-8BEN (or an acceptable substitute form) to claim such reduced rate or exemption from the 30% withholding tax, or an IRS Form W-8ECI (or an acceptable substitute form) stating that such payments are not subject to the 30% withholding tax because they are effectively connected with the non-U.S. holder’s trade or business in the U.S. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax on payments pursuant to an income tax treaty may generally obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

U.S. Federal Income Tax. If a non-U.S. holder is engaged in a trade or business in the U.S. (and, if a tax treaty so requires, the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including original issue discount) on the ownership interest in the senior notes or treasury securities, dividends on our common stock, or to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business (and, if so required, attributable to that permanent establishment), such holder will be subject to U.S. federal income tax on the interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if the holder were a U.S. holder.

The non-U.S. holder must satisfy certain certification and disclosure requirements in order to establish its exemption from withholding on its effectively connected income. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or lower applicable treaty rate) branch profits tax.

Any gain realized on the disposition of a treasury security, ownership interest in a senior note (to the extent not treated as interest income under the contingent payment debt rules), purchase contract or share of our common stock generally will not be subject to U.S. federal income tax unless:

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such gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the U.S. (and, if required by a tax treaty, attributable to a permanent establishment in the U.S.); or

•	such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

U.S. Holders. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under senior notes, purchase contracts, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from the sale of units, ownership interests in senior notes, purchase contracts, treasury securities or common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld generally will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability, provided that required information is furnished to the IRS.

Non-U.S. Holders. In general, the amount of the interest, contract adjustment payments and dividends on our common stock paid to a non-U.S. holder and the tax withheld with respect to such interest, contract adjustment payments and dividends must be reported annually to the IRS and the holder. In general, no backup withholding will be required regarding payments to a non-U.S. holder on contract adjustment payments, ownership interests in senior notes, treasury securities, or our common stock provided that we do not have actual knowledge or reason to know that the holder is a U.S. person and the holder has satisfied the certification requirements described above under “—Non-U.S. Holders—U.S. Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of units, ownership interests in senior notes, treasury securities, or our common stock made within the U.S. or conducted through certain U.S. financial intermediaries if:

•	the payor receives the required certification with respect to the non-U.S. holder and does not have actual knowledge or reason to know that the holder is a U.S. person; or

•	such non-U.S. holder otherwise establishes an exemption.

Backup withholding may apply if the non-U.S. holder fails to comply with applicable U.S. information reporting or certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, foreign or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan to the extent of such control, discretion or investment advice. In considering an investment in units with the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, liquidity, exclusive benefit, delegation and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Any insurance company proposing to invest assets of its general account in the securities should consider whether such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

If a plan purchases units, the units and the securities underlying them will be deemed to constitute “plan assets”. As a result, the acquisition, holding and disposition of the units and the underlying securities may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if UnumProvident or any subsequent seller is a party in interest or disqualified person with respect to the plan, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 for transactions determined by independent qualified professional asset managers, PTCE 90-1 for insurance company pooled separate accounts, PTCE 91-38 for bank collective investment funds, PTCE 95-60 for life insurance company general accounts, and PTCE 96-23 for transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing units and the underlying securities in reliance on any of these or any other PTCEs should carefully review the PTCE to ensure that it is applicable.

Accordingly, by its purchase of the units and the underlying securities, each holder, and the fiduciary of any plan that is a holder, will be required or deemed to have represented and warranted on each day from and including the date of its purchase of the units and the underlying securities through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit and any underlying security either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any unit (and any underlying security) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws, in each case, because an exemption (which, in the case of a plan subject to ERISA or the Code, shall be a PTCE) is available with respect to such transactions and the conditions of such exemption have been satisfied.

In addition, each plan that is a holder and the fiduciary of such plan will be required or deemed to have represented and warranted to UnumProvident and the remarketing agent that participation by the plan in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws, in each case, for which an exemption is not available.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan should consult its own counsel regarding the consequences of an investment in the units and the underlying securities under ERISA and the Code.

The sale of units and the underlying securities shall not be deemed a representation by UnumProvident that the investment meets all relevant legal requirements with respect to plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

DESCRIPTION OF COMMON STOCK

The following briefly summarizes the provisions of our restated certificate of incorporation and amended and restated bylaws that would be important to holders of our common stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our restated certificate of incorporation and amended and restated bylaws which are on file with the SEC and available to the public at the SEC’s web site at http://www.sec.gov. You may request a copy of restated certificate of incorporation and amended and restated bylaws from us.

General

Under our restated certificate of incorporation, we are authorized to issue a total of 725,000,000 shares of common stock having a par value of $.10 per share. As of April 30, 2004, 296,410,630 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and nonassessable. The common stock is listed on The New York Stock Exchange.

Holders of common stock do not have any conversion, redemption, preemptive or cumulative voting rights. In the event of our dissolution, liquidation or winding-up, common stockholders will share ratably in any assets remaining after all creditors are paid in full, including holders of our debt securities, and after the liquidation preference of holders of preferred stock has been satisfied.

Dividends

Holders of common stock are entitled to participate equally in dividends when the board of directors declares dividends on shares of common stock out of funds legally available for dividends. The rights of holders of common stock to receive dividends are subject to the preferences of holders of preferred stock.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters voted on by stockholders, including the election of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and the total liquidation preferences of any outstanding shares of preferred stock.

Certain Provisions That May Have an Anti-Takeover Effect

Our restated certificate of incorporation and amended and restated bylaws and certain portions of Delaware law, contain certain provisions that may have an anti-takeover effect.

Board of Directors Classification. We have a staggered or classified board of directors. Our board of directors is divided into three classes with the members of each class serving a three-year term. The members of only one class of directors are elected at any annual meeting of our stockholders. It therefore takes at least two years to elect a majority of our directors.

Business Combinations. Due to restrictions in our certificate of incorporation and in Section 203 of the Delaware General Corporation Law, we cannot enter into business combinations with a person who is an “interested stockholder” unless the “business combination” transaction is approved by a supermajority of the votes entitled to be cast on the transaction. Our restated certificate of incorporation and Section 203 of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change in control attempts.

Our Restated Certificate of Incorporation. Our restated certificate of incorporation prohibits us from entering into business combinations with a person who is an interested stockholder unless the business combination is approved by a vote of not less than 80% of the votes entitled to be cast on the transaction, including a majority of the votes that are not the votes of the interested stockholder.

For purposes of our restated certificate of incorporation, an “interested stockholder” is generally any person that, together with affiliates and associates, owns or has owned in the two-year period prior to the date in question, shares of our voting stock that represent 15% or more of the votes entitled to be cast by the holders of the shares of our outstanding voting stock.

For purposes of our restated certificate of incorporation, a “business combination” is generally a merger or consolidation involving a company, a disposition of a substantial part of the assets or securities of a company, a liquidation or dissolution of a company, or certain types of transactions resulting in an increase in the proportion of stock owned by an interested stockholder.

The supermajority vote requirements described above will not apply to business combinations with interested stockholders if the transaction has been approved by a majority of our directors (or their successors) who are not affiliates of the interested stockholder and were our directors before the interested stockholder became an interested stockholder.

Currently we are not aware of any person who meets the definition of an “interested stockholder” under our restated certificate of incorporation.

Certain Provisions of Delaware Law. Section 203 of the Delaware General Corporation Law prohibits us from entering into business combinations with a person who is an interested stockholder unless: (1) the business combination is approved by the Board and by a vote of not less than 66 2/3% of the votes entitled to be cast on the transaction which are not cast by the interested stockholder, (2) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the Board prior to the date the interested stockholder obtained such status, or (3) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

For purposes of Section 203 of the Delaware General Corporation Law, an “interested stockholder” is generally any person that, together with affiliates and associates, owns or has owned in the three-year period prior to the date in question, shares of our voting stock that represent 15% or more of the votes entitled to be cast by the holders of the shares of our outstanding voting stock.

For purposes of Section 203 of the Delaware General Corporation Law, a “business combination” is generally a merger or consolidation, a disposition of a substantial part of the assets of a company, an issuance or transfer of stock of a company, a transaction resulting in an increase in the proportion of stock owned by an interested stockholder, or a transaction that results in certain disproportionate financial benefits to a stockholder.

Currently we are not aware of any person who meets the definition of an “interested stockholder” under Section 203 of the Delaware General Corporation Law.

Special Meetings of Stockholders. Only our Chairman of the Board, our Chief Executive Officer or our President may call a special meeting of our stockholders and these meetings are to be called by any such officer at the request of a majority of the board of directors.

Action of Stockholders Without a Meeting. Any action of our stockholders may be taken at a meeting only and may not be taken by written consent.

Amendment of Certificate of Incorporation. For us to amend our restated certificate of incorporation, Delaware law requires that our board of directors adopt a resolution setting forth any amendment, declare the advisability of the amendment and call a stockholders’ meeting to adopt the amendment. Generally, amendments to our restated certificate of incorporation require the affirmative vote of majority of our outstanding stock. As described below, however, certain amendments to our restated certificate of incorporation may require a supermajority vote.

The vote of the holders of not less than 80% of the votes entitled to be cast is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	management of our business by the directors and classification of our board of directors;

•	the ability of our stockholders to act by written consent; and

•	the power of the board of directors and the stockholders to amend the bylaws.

The vote of the holders of not less than 80% of the votes entitled to be cast, including the majority of the votes that are not the votes of an interested stockholder, is required to adopt any amendment to our restated certificate of incorporation that relates to the provisions of our restated certificate of incorporation that govern the following matters:

•	the provisions regarding “business combinations” with interested stockholders; and

•	the provisions setting forth the supermajority vote requirements for amending the restated certificate of incorporation.

These supermajority vote provisions for amending the restated certificate of incorporation do not apply if the amendment is recommended by a majority of our directors (or their successors) who are not affiliates of an interested stockholder and were our directors before the interested stockholder became an interested stockholder.

Amendment of Bylaws. Under our restated certificate of incorporation and our bylaws, stockholders may not amend our bylaws except upon the affirmative vote of holders of not less than 80% of the votes entitled to be cast.

The provisions described above may discourage attempts by others to acquire control of us without negotiation with our board of directors. This enhances our board of directors’ ability to attempt to promote the interests of all of our stockholders. However, to the extent that these provisions make us a less attractive takeover candidate, they may not always be in our best interests or in the best interests of our stockholders. None of these provisions is the result of any specific effort by a third party to accumulate our securities or to obtain control of us by means of merger, tender offer, solicitation in opposition to management or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for shares of the common stock is Equiserve Trust Company N.A.

SELLING SECURITYHOLDERS

The units were originally issued by us to certain qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act of 1933. The selling securityholders, including their transferees, pledgees or donees and their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the units. When we refer to “selling securityholders” in this prospectus, we mean those persons listed as beneficial owners in the table below, as well as their permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth, for each selling securityholder, the stated amount of units beneficially owned before the offering and offered for sale pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to May 11, 2004. The selling securityholders may offer all, some or none of the units. Because the selling securityholders may offer all or some portion of the units, no estimate can be given as to the amount of the units that will be held by the selling securityholders upon termination of any sales. However, for purposes of this table, we have assumed that, after completion of the offering, none of the units covered by the prospectus will be held by the selling securityholders. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their units since the date on which they provided the information regarding their units in transactions exempt from the registration requirements of the Securities Act.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name(1)	Stated Amount and Percentage of Units Owned Before Offering and Offered for Sale (2)	Stated Amount and Percentage of Units Owned After Offering (3)	Number and Percentage of Shares of Common Stock (i) Owned Before Offering and (ii) Offered for Sale (4)	Number and Percentage of Shares of Common Stock Owned After Offering (5)
Bay Pond Partners, L.P.	$3,400,000 (1.13%)	0	(i) 230,670 (*) (ii) 230,670 (*)	0
Bay Pond Investors (Bermuda) L.P.	$1,100,000 (0.37%)	0	(i) 74,628 (*) (ii) 74,628 (*)	0
D.E. Shaw Investment Group, L.L.C.	$4,500,000 (1.50%)	0	(i) 373,098 (*) (ii) 305,298 (*)	67,800
D.E. Shaw Valance Portfolios, L.L.C.	$25,500,000 (8.50%)	0	(i) 2,204,722 (*) (ii) 1,730,022 (*)	474,700
D.E. Shaw Laminar Portfolios, L.L.C.	$30,000,000 (10.00%)	0	(i) 2,035,320 (*) (ii) 2,035,320 (*)	0
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund	$18,000,000 (6.00%)	0	(i) 8,621,192 (2.72%) (ii) 1,221,192 (*)	7,400,000 (2.34%)
FTVIPT—Franklin Income Securities Fund	$22,500,000 (7.50%)	0	(i) 1,526,490 (*) (ii) 1,526,490 (*)	0
FIST—Franklin Convertible Securities Fund	$10,000,000 (3.33%)	0	(i) 678,440 (*) (ii) 678,440 (*)	0
FTIF—Franklin Income Fund	$2,500,000 (0.83%)	0	(i) 169,610 (*) (ii) 169,610 (*)	0
Highbridge International LLC	$45,000,000 (15.00%)	0	(i) 3,052,980 (*) (ii) 3,052,980 (*)	0

Name(1)	Stated Amount and Percentage of Units Owned Before Offering and Offered for Sale (2)	Stated Amount and Percentage of Units Owned After Offering (3)	Number and Percentage of Shares of Common Stock (i) Owned Before Offering and (ii) Offered for Sale (4)	Number and Percentage of Shares of Common Stock Owned After Offering (5)
OZ Master Fund, Ltd.	$56,164,500 (18.72%)	0	(i) 3,810,424 (1.20%) (ii) 3,810,424 (1.20%) (6)	0
OZ MAC 13, Ltd.	$1,335,500 (0.45%)	0	(i) 90,606 (*) (ii) 90,606 (*) (6)	0
Shepherd Investments International, Ltd.	$7,000,000 (2.33%)	0	(i) 474,908 (*) (ii) 474,908 (*)	0
Stark Trading	$3,000,000 (1.00%)	0	(i) 203,532 (*) (ii) 203,532 (*)	0
T. Rowe Price Equity Income Fund, Inc. (7)	$36,375,000 (12.13%)	0	(i) 9,467,826 (3.00%) (ii) 2,467,826 (*)	7,000,000 (2.21%)
T. Rowe Price Equity Income Portfolio, Inc. (7)	$2,867,500 (0.96%)	0	(i) 732,143 (*) (ii) 194,543 (*)	537,600 (*)
T. Rowe Price Capital Appreciation Fund, Inc. (7)	$8,437,500 (2.81%)	0	(i) 1,268,934 (*) (ii) 572,434(*)(8)	696,500 (*)
T. Rowe Price Value Fund, Inc. (7)	$3,500,000 (1.17%)	0	(i) 937,454 (*) (ii) 237,454 (*)	700,000 (*)
Penn Series Funds, Inc. – Flexibly Managed Fund (7)	$1,850,000 (0.62%)	0	(i) 313,111 (*) (ii) 125,511(*)(8)	187,600 (*)
ING Investors Trust – ING T. Rowe Price Capital Appreciation Portfolio (7)	$3,852,500 (1.28%)	0	(i) 629,169 (*) (ii) 261,369(*)(8)	367,800 (*)
ING Investors Trust – ING T. Rowe Price Equity Income Portfolio (7)	$1,950,000 (0.65%)	0	(i) 510,396 (*) (ii) 132,296 (*)	378,100 (*)
Seasons Series Trust – Large-Cap Value Portfolio (7)	$97,500 (0.03%)	0	(i) 25,115 (*) (ii) 6,615 (*)	18,500 (*)
AEGON/Transamerica Series Fund, Inc. – T. Rowe Price Equity Income (7)	$2,660,000 (0.89%)	0	(i) 674,365 (*) (ii) 180,465 (*)	493,900 (*)
John Hancock Variable Series Trust I – Large Cap Value Fund (7)	$992,500 (0.33%)	0	(i) 257,835 (*) (ii) 67,335 (*)	190,500 (*)
Manufacturers Investment Trust – Equity Income Trust (7)	$3,927,500 (1.31%)	0	(i) 1,072,457 (*) (ii) 266,457 (*)	806,000 (*)
Northwestern Mutual Series Fund, Inc. – T. Rowe Price Equity Income Portfolio (7)	$147,500 (0.05%)	0	(i) 37,807 (*) (ii) 10,007 (*)	27,800 (*)
SBL Fund – Series O (Equity Income Series) (7)	$512,500 (0.17%)	0	(i) 129,670 (*) (ii) 34,770 (*)	94,900 (*)
TD Mutual Funds – TD U.S. Large-Cap Value Fund (7)	$305,000 (0.10%)	0	(i) 78,302 (*) (ii) 20,692 (*)	57,610 (*)
JNL Series Trust – JNL / T. Rowe Price Value Fund (7)	$800,000 (0.27%)	0	(i) 207,575 (*) (ii) 54,275 (*)	153,300 (*)
Maxim Series Fund, Inc. – Maxim T. Rowe Price Equity / Income Portfolio (7)	$1,725,000 (0.58%)	0	(i) 429,931 (*) (ii) 117,031 (*)	312,900 (*)

Total	$300,000,000	0	(i) 40,318,710 (ii) 20,353,200	19,965,510

(*)	Indicates that the number of shares of common stock held by the selling securityholder is less than 1% of the outstanding shares of common stock, including the shares of common stock issuable upon settlement of the purchase contracts comprising part of the units.

(1)	Information about additional selling securityholders, if any, will be set forth from time to time, if required, in prospectus supplements or amendments to this prospectus.

(2)

As described in this prospectus under the heading “Description of the Equity Security Units”, each unit includes a purchase contract pursuant to which the holder agrees to purchase, for $25, a number of shares of our common stock, and a 1/40, or 2.5%, ownership interest in a 5.085% senior note due 2009.

(3)	The figures in this column were calculated on the assumption that all units held by the selling securityholders will be sold pursuant to this prospectus.

(4)

Shares under (i) consist of the total shares of common stock owned by the selling securityholder, including shares of common stock issuable upon settlement of the purchase contracts comprising part of the units. Shares under (ii) consist of shares of common stock issuable upon settlement of the purchase contracts comprising part of the units. These calculations assume that the settlement rate per purchase contract is 1.6961 shares of common stock. This number is subject to adjustment as described in this prospectus under “Description of the Equity Security Units—Anti-dilution Adjustments”. The percentages in this column are based upon the sum of the shares of common stock outstanding as of May 11, 2004 and the total number of shares of common stock issuable upon settlement of the total number of purchase contracts held by the selling securityholders.

(5)

The figures in this column are calculated on the assumption that all shares of common stock issuable upon settlement of the purchase contracts will be sold pursuant to this prospectus. Where the selling securityholder holds other shares of common stock, the figures in this column assume that such selling securityholder retains those shares of common stock. The percentages in this column are based upon the sum of the shares of common stock outstanding as of May 11, 2004 and the total number of common shares issuable upon settlement of the total number of purchase contracts held by the selling securityholders.

(6)

OZ Master Fund, Ltd. and OZ MAC, Ltd. hold 1,258,600 and 30,000 8.25% Adjustable Conversion-Rate Equity Security Units from a previous offering. Assuming the settlement rate per purchase contract for those units is 2.2989, OZ Master Fund, Ltd. and OZ MAC, Ltd. may hold 2,893,395 and 68,967 shares of common stock, respectively, upon settlement of those purchase contracts.

(7)

T. Rowe Price Associates, Inc. (“T. Rowe Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by the funds listed in the table above, as well as securities owned by certain other individual and institutional investors. T. Rowe Price Associates’ has reported to us that it has beneficial ownership in excess of 5% of our outstanding common stock on behalf of its clients. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates may be deemed to be the beneficial owner of all of the securities listed above; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(8)

T. Rowe Price Capital Appreciation Fund, Inc., Penn Series Funds, Inc.—Flexibly Managed Fund and ING Investors Trust—ING T. Rowe Price Capital Appreciation Portfolio hold, respectively, 110,000, 30,000 and 60,000 8.25% Adjustable Conversion-Rate Equity Security Units from a previous offering. Assuming the settlement rate per purchase contract for those units is 2.2989, T. Rowe Price Capital Appreciation Fund, Inc., Penn Series Funds, Inc.—Flexiby Managed Fund and ING Investors Trust—ING T. Rowe Price Capital Appreciation Portfolio may hold 252,879, 68,967 and 137,934 shares of common stock, respectively, upon settlement of those purchase contracts.

PLAN OF DISTRIBUTION

We are registering the units, the senior notes, common stock and purchase contracts covered by this prospectus to permit holders to conduct secondary trading of the units from time to time after the date of this prospectus. Registration of the units covered by this prospectus does not mean, however, that those units necessarily will be offered or sold. We have agreed, among other things, to bear all fees, expenses, other than underwriting discounts and commissions and transfer and income taxes, if any, in connection with the registration and sale of the units and the underlying securities. We estimate those fees and expenses to be approximately $346,056 million. We will not receive any of the proceeds from the offering of the units by the selling securityholders.

The selling securityholders, or their pledgees, donees or transferees and other successors in interest to the selling securityholders, may sell all or a portion of the units beneficially owned by them and offered hereby from time to time directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the units for whom they act as agent. The units may be sold from time to time in one or more transactions at fixed prices, which may be changed, prevailing market prices at the time of sale, varying pricing determined at the time of sale or negotiated prices. These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the units and the underlying securities offered by them hereby will be the purchase price less discounts or commissions, if any.

The sale of the units may be effected in one or more of the following methods:

•	in privately negotiated transactions;

•	through put or call transactions related to the units;

•	through short sales of the units;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling securityholder(s) may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the units by a broker-dealer as principal and resales of the units by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In connection with distributions of the units or otherwise, the selling securityholders may:

•

enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the units and the underlying securities in the course of hedging the positions they assume;

•	sell the units short and redeliver the units to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of units offered by this prospectus, which they may in turn resell; or

•	pledge units to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

The selling securityholders or their successors in interest may also sell units and underlying securities, short and deliver units and underlying securities to close out short positions, or loan or pledge units and underlying securities to broker-dealers that in turn may sell the units and underlying securities.

At any time a particular offer of the units covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate stated amount of units covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the units covered by this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of units or the underlying securities by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the units offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer units or underlying securities by other means not described in this prospectus.

In addition, any units that qualify for resale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

The outstanding shares of our common stock are listed for trading on the New York Stock Exchange under the symbol “UNM”.

The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the units and the underlying securities may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the units and the underlying securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

We entered into a registration rights agreement for the benefit of the securityholders to register their units under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the units, including liabilities under the Securities Act.

Our obligation to keep the registration statement of which this prospectus is a part effective is subject to specified, permitted exceptions. In these cases, we may suspend or prohibit offers and sales of the units pursuant to such registration statement.

VALIDITY OF THE UNITS

The validity of the units will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain United States federal income taxation matters will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of UnumProvident Corporation appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Our financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given upon their authority as experts in accounting and auditing.